LEASE AND OPERATING AGREEMENT

BY AND BETWEEN

WINTER PARK RECREATIONAL ASSOCIATION

AND

INTRAWEST/WINTER PARK OPERATIONS CORPORATION

ARTICLE VIII - DELIVERY; CONDITION AND INDEMNIFICATION		36
8.1	Delivery and Acceptance of the Leased Assets	36
8.2	Indemnification	36
8.3	Quiet Enjoyment	37
ARTICLE IX - INSURANCE		38
9.1	Coverage	38
9.2	General Insurance Provisions	40
9.3	Settlement and Payment of Claims	40
9.4	Failure to Insure	41
9.5	Adjustment of Insurance Coverage	41
9.6	Prohibition on Acts Affecting Insurance Coverage	41
9.7	Insurance Under Separate Contracts	41
ARTICLE X - INDEBTEDNESS		42
10.1	Agreed-Upon Indebtedness	42
10.2	Use of Agreed-Upon Indebtedness	42
10.3	Security for Agreed-Upon Indebtedness	42
10.4	Repayment of Agreed-Upon Indebtedness	43
10.5	No Limitation on Tenant Right to Borrow	43
10.6	Rights of the Agreed-Upon Indebtedness Lender	44
10.7	Affiliate Lenders	48
10.8	Permitted Equipment Financing	49
ARTICLE XI - NATIONAL FOREST SYSTEM LANDS OPERATING AGREEMENT		50
11.1	Maintenance of Forest Service Permits	50
11.2	Obligations with Respect to Forest Service Permits	50
11.3	Term	51
11.4	Additional Obligations of Tenant to the United States	51
11.5	Forest Service Master Plan	51
ARTICLE XII - CONDITIONS TO EFFECTIVENESS		52
12.1	Conditions	52
ARTICLE XIII - REPRESENTATIONS AND WARRANTIES		54
13.1	Representations and Warranties of Tenant	54
13.2	Representations and Warranties of Landlord	55
ARTICLE XIV - DAMAGE, DESTRUCTION OR DEPRIVATION OF USE; EMINENT DOMAIN		58
14.1	Damage or Destruction of the Leased Assets	58
14.2	Eminent Domain	59
14.3	Right to Terminate Due to Inadequate Snowfall	59
14.4	Effect of Termination	59
14.5	No Abatement if Lease Is Not Terminated	59
ARTICLE XV - DEFAULT AND REMEDIES		60
15.1	Default by Tenant	60
15.2	Remedies of Landlord	62
15.3	Default by Landlord	64
15.4	Remedies of Tenant	65
15.5	No Implied Surrender or Waiver	66
15.6	No Default Resulting from Certain Failures	66
15.7	Non-Binding Mediation	66
ARTICLE XVI - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS		67
16.1	Consent Required	67
16.2	When Consent Is Not Required	67
16.3	Tenant to Furnish Information	68

16.4	No Consideration	69
16.5	Landlord’s Rights	69
16.6	Tenant Pays All Costs	69
16.7	Continuing Tenant Liability	69
ARTICLE XVII - TERMINATION EVENTS		70
17.1	Termination Events	70
17.2	Option	71
ARTICLE XVIII - MISCELLANEOUS		73
18.1	Landlord - Tenant Relationship	73
18.2	Release	73
18.3	Dollar Value	74
18.4	Captions	74
18.5	Partial Invalidity	74
18.6	Attorneys’ Fees	74
18.7	Waiver of Breach	74
18.8	Currency	74
18.9	Written Agreement	74
18.10	Further Assurances	75
18.11	Notices	75
18.12	Governing Law	76
18.13	Counterpart Signatures	76
18.14	City as Beneficiary	76
18.15	Time of the Essence	76
18.l6	Venue	76

SCHEDULE OF EXHIBITS:

Exhibit A	Additional Considerate on Agreement	Section 5.1(c)
Exhibit B	Current Capital Maintenance Items	ARTICLE I
Exhibit C	Employee Benefit Plans - Pension	ARTICLE I
Exhibit D	Employee Benefit Plans - Welfare	ARTICLE I
Exhibit E	Employee Benefit Plans - Additional Plans or Policies	ARTICLE I
Exhibit F	Forest Service Permits	ARTICLE I
Exhibit G	Water Rights	ARTICLE I
Exhibit H	Guaranty Agreement	ARTICLE I
Exhibit I	Owned Real Property	ARTICLE I
Exhibit J	Tangible Personal Property	ARTICLE I
Exhibit K	Transition Costs	ARTICLE I
Exhibit L	Assignment and Assumption Agreement (Intangible Personal Property)	Section 2.2
Exhibit M	License Agreement (Intellectual Property)	Section 2.2
Exhibit N	SERP Liabilities	Section 3.4(d)
Exhibit O	Deferred Compensation Arrangements	Section 3.4(f)
Exhibit P	Terms for Program - Lifetime Ski Pass Holders	Section 6.1(m)
Exhibit Q	Ski Run Names to be Retained	Section 6,10(b)
Exhibit R	Long-Term Liabilities	Section 10.2
Exhibit S	Real Property Landlord Leases from Third Parties	Section 13.2(e)(i)
Exhibit T	Real Property Landlord Leases to Third Parties	Section 13,2(e)(ii)
Exhibit U	Leased Tangible Personal Property	Section 13.2(f)
Exhibit V	Intangible Personal Property - Intellectual Property	Section 13.2(g)
Exhibit W	Intangible Personal Property - Material Permits and Licenses	Section 13.2(h)
Exhibit X	Intangible Personal Property - Material Agreements	Section 13,2(i)
Exhibit Y	Current Assets and Current Liabilities	Section 13,2(1)

LEASE AND OPERATING AGREEMENT

THIS LEASE AND OPERATING AGREEMENT (this “Agreement” or “Lease”), dated as of December 23, 2002, by and between WINTER PARK RECREATIONAL ASSOCIATION, a Colorado non-profit corporation (“Landlord”), as agent for the City and County of Denver, a Colorado municipal corporation (the “City”), pursuant to the Agency Agreement (as hereinafter defined), and INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation (“Tenant”). Landlord and Tenant are referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, the Landlord owns, leases and licenses certain real and personal property located in Grand County, Colorado used in the operation of the mountain resorts known, as of the date hereof, as Winter Park, Mary Jane and Vasquez (collectively, the “Winter Park Resort”); and

WHEREAS, pursuant to that certain Agreement Between Winter Park Recreational Association and the City and County of Denver, State of Colorado, dated November 22, 1950, the City, as beneficial and residual owner of the Winter Park Resort, appointed Landlord as its agent for purposes of, inter alia, controlling, developing, managing and operating the Winter Park Resort; and

WHEREAS, Landlord has determined that it is the best interest of Landlord, the City and the Winter Park Resort to allow Tenant to control, develop, manage and operate the Winter Park Resort, and in connection therewith, to cause Landlord to lease, sublease and transfer certain assets to Tenant pursuant to the terms of this Agreement and to grant an option to purchase certain developable land to an affiliate of Tenant in a related transaction; and

WHEREAS, Landlord and the City have expressed their concurrence in this determination by entering into that certain Supplemental Agreement No. VII to Agreement Between Winter Park Recreational Association and the City and County of Denver dated as of _______, 2002 (as amended and restated, the “Agency Agreement”); and

WHEREAS, Tenant is committed to outreach to all qualified people and firms and Landlord and Tenant intend that Tenant will use its resources and the controlling interest in Winter Park Resort granted to Tenant in this Lease, to endeavor, in a manner consistent with sound business practices, to improve Winter Park Resort as a mountain resort; and

WHEREAS, it is Landlord’s and Tenant’s desire that Winter Park Resort be economically viable on a stand-alone basis upon expiration of this Lease.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows.

AGREEMENT:

ARTICLE I

DEFINITIONS

The following terms, when used in this Agreement, shall have the following meanings:

“Accountants” shall mean the nationally-recognized and respected firm of independent certified public accountants selected by Tenant and employed by Intrawest Corporation from time to time as its primary accounting firm.

“Additional Consideration Agreement” means the agreement, in the form attached to this Agreement as Exhibit A, to be executed by Intrawest Holdings and Landlord.

“Additional Leased Assets” shall mean real property, tangible personal property, intellectual property, and intangible personal property to be used in Resort Operations hereafter acquired, constructed or modified by Tenant, except as otherwise specifically provided in this Agreement. Without limiting the foregoing, Additional Leased Assets shall include any and all improvements constructed on the Real Property or the National Forest System Lands, and all real property acquired by Tenant or any affiliate of Tenant within the boundaries of the National Forest System Lands to the extent such real property is used in connection with Resort Operations.

“Affiliate Lender” shall mean Tenant or any affiliate of Tenant that extends credit from time to time that constitutes Agreed-Upon Indebtedness.

“Agency Agreement” shall have the meaning set forth in the fourth Recital of this Agreement.

“Agreed-Upon Indebtedness” shall mean, as of any measurement date, the outstanding principal amount of debt of Landlord existing as of the Effective Date plus the amount of additional debt to be incurred as additional Agreed-Upon Indebtedness for the limited purposes specified in this Agreement with respect to the Winter Park Resort. The maximum principal amount of Agreed-Upon Indebtedness shall not, at any time during the Term, exceed $33,000,000 less the amount of any principal payments required to be made by Landlord pursuant to Section 10.4 or otherwise voluntarily made by Landlord in repayment of the Agreed-Upon Indebtedness. Such maximum aggregate amount shall not be reduced to the extent Tenant or Landlord make repayments of principal for the purpose of refinancing any then-existing Agreed-Upon Indebtedness or Tenant otherwise makes any other payments of principal that are required to be made pursuant to the terms of the Agreed-Upon Indebtedness Documents from time to time.

“Agreed-Upon Indebtedness Documents” shall mean all notes, liens, security agreements, collateral assignments and other agreements, certificates, documents or instruments executed by Landlord in favor of any Agreed-Upon Indebtedness Lender to create, evidence, secure or otherwise document any Agreed-Upon Indebtedness.

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“Agreed-Upon Indebtedness Lender” shall mean the lender or lenders from time to time extending the credit constituting the Agreed-Upon Indebtedness, and may include an Affiliate Lender.

“Agreement” or “Lease” shall mean this Lease and Operating Agreement.

“Applicable Law” means any law, rule, regulation, order, decree or other requirement having the force of law and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

“Business Acquisition Properly” shall mean and include any or all of Tenant’s or its affiliate’s rights, title and interest in and to any business located and operating on, any real property located on, and any personal property used in connection with, any Purchased Developable Land, but only to the extent that Tenant or its affiliate owns or holds any such right, title or interest during the Business Acquisition Term.

“Business Acquisition Properly Investment” means the capital invested in a particular item of Business Acquisition Property by Tenant and its affiliates periodically over the Business Acquisition Property Life.

“Business Acquisition Properly Life” shall mean the period from date of the acquisition, organization or creation of an item of Business Acquisition Property through the Closing Date for such Business Acquisition Property.

“Business Acquisition Property Return” means the EBITDA accruing to the Tenant or its affiliate from the Business Acquisition Property periodically over the Business Acquisition Property Life.

“Business Acquisition Term” means (a) if this Agreement remains in effect through the normal expiration of the Term, the last five (5) years of the Term (as the Term may be extended), or (b) if this Agreement terminates earlier than normal expiration of the Term, one (1) year after the date of such termination.

“Cash Flow for Annual Payment” shall mean, with respect to the financial results of Tenant during any Fiscal Year, EBITDA, with the following adjustments: (a) Tenant’s share of general and administrative expenses of Intrawest Corporation shall not be taken into account (but the allocations of shared costs specified in Section 5.5 shall be taken into account); (b) fines and penalties imposed by a governmental entity shall not be taken into account; (c) attorneys’ fees and related costs incurred in connection with any claim made or suit brought by Tenant against Landlord or the City shall not be taken into account unless Tenant is the prevailing party, in which case such fees and costs shall be taken into account by reducing Cash Flow for Annual Payment; (d) the Required Interest Payments for such Fiscal Year shall be taken into account by reducing Cash Flow for Annual Payment; (e) the Required Annual Capital Maintenance Amount for such Fiscal Year shall be taken into account by reducing Cash Flow for Annual Payment; (f) any expenditure, whether ordinary (i.e., non-capital) or capital, associated with any liability whatsoever, which (i) arises out of, or in any way relates to, ownership, operation, management or maintenance of Winter Park Resort, (ii) arose prior to the Effective Date, and (iii) was not reflected and set forth specifically on the schedules attached to this Agreement as Exhibits R or Y as a Long-Term or Current Liability, shall be taken into account by reducing Cash Flow for Annual Payment either by taking such expense into account in calculating EBITDA or otherwise by making an adjustment after the calculation of EBITDA.

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“City” shall mean THE CITY AND COUNTY OF DENVER, a Colorado municipal corporation.

“Clinton Ditch” means The Clinton Ditch & Reservoir Company, a Colorado non-profit ditch and reservoir company.

“Closing” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“Competitive Rentals” shall mean the rental of sports equipment by Tenant and its affiliates (a) within Clear Creek County five (5) miles on each side of US Highway 40 from Interstate 70 to the Grand County line, excluding the rental operations of Breeze Ski Rental/MAX Snowboards located along Interstate 70 at 999 County Road, Dumont, Colorado, or (b) within Grand County, if such sports equipment is usable at the Winter Park Resort, provided, however, that not included are such rentals obviously intended for use at another resort property or facility (such as the rental of golf clubs at a golf course) or otherwise to the extent Tenant is able clearly to establish that such rentals will be used at someplace other than Winter Park Resort (such as the rental of mountain bikes or backcountry ski equipment for a tour conducted someplace other than at Winter Park Resort).

“Current Assets” shall mean any and all assets of Landlord that would be treated as current assets under GAAP.

“Current Capital Maintenance Items” shall mean those items of scheduled capital maintenance described on Exhibit B attached hereto.

“Current Liabilities” shall mean any and all liabilities of Landlord that would be treated as current liabilities under GAAP.

“Designated Non-Tenant Operator” shall mean any Non-Tenant Operator designated in good faith by Tenant as one for whom it is not economically feasible to pay rental rates based on an amount equal to three percent (3%) of such Designated Non-Tenant Operator’s contribution to Gross Revenues, but including only Non-Tenant Operators which satisfy the following conditions during the Fiscal Year immediately preceding the Fiscal Year of such designation: (a) the portion of Gross Revenues attributable to any such Non-Tenant Operator’s Resort Operations shall not have accounted for more than one percent (I %) of all Gross Revenues, and (b) the portion of Gross Revenues attributable to all such Non-Tenant Operators so designated shall not, in the aggregate, have accounted for more than five percent (5%) of all Gross Revenue. With respect to the first Fiscal Year during which any Designated Non-Tenant Operator begins its Resort Operations, the portion of Gross Revenues attributable to such Designated Non-Tenant Operator shall be calculated based on Tenant’s reasonable projections.

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“EBITDA” shall mean Tenant’s earnings from Gross Revenues, as determined under GAAP, before interest, taxes, depreciation and amortization, derived solely from Resort Operations or from activities conducted on the Real Property or the National Forest System Lands.

“Effective Date” means the first date on which all Parties have executed this Agreement and all conditions set forth in Section 12.1 of this Agreement have been satisfied or waived by the Party benefiting from such condition.

“Employee Benefit Plans” means the following plans which currently exist or for which continuing liabilities exist:

(a) All “employee pension benefit plans,” as defined in section 3(2) of ERISA, including retirement, pension and profit-sharing plans, which have been maintained or contributed to by Landlord or its affiliates during any of the last five (5) years, a list of which is attached hereto as Exhibit C;

(b) All “employee welfare benefit plans,” as defined in section 3(1) of ERISA, which have been maintained or contributed to by Landlord or its affiliates, including group insurance (including retiree life and medical insurance) and other employee benefit plans or arrangements and related trust agreements, a list of which is attached hereto as Exhibit D.

(c) All additional employee plans or policies which may or may not be ERISA plans, which have been maintained or contributed to by Landlord or its affiliates, including bonus incentive, deferred compensation, stock purchase, stock option, and stock bonus plans, and other employee benefit plans or arrangements and related trust agreements and individual option agreements, a list of which is attached hereto as Exhibit E.

“Encumbrance” means any item which encumbers or burdens the Leased Assets, including any security interest, restriction, covenant, reservation, right, easement, lease, other title or interest retention arrangement, and any other encumbrance of any nature whatsoever.

“Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all administrative regulations, rules and rulings issued thereunder.

“Exercise Notice” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“First Loan Documents” shall mean the Agreed-Upon Indebtedness Documents to be executed and delivered by Landlord in favor of the initial Agreed-Upon Indebtedness Lender.

“Fiscal Year” shall mean any period during the Term commencing on July 1 and ending on the next ensuing June 30, except for the first Fiscal Year, which shall mean the period commencing on the Effective Date and ending on the next ensuing June 30.

“Forest Service Master Plan” shall mean the master plan of development and operations required by the terms of the Forest Service Permits as approved by the U.S. Department of Agriculture, Forest Service.

“Forest Service Permits” shall mean the permits issued from time to time by the U.S. Department of Agriculture, Forest Service with respect to the right to operate certain of the Leased Assets on those parcels of real property located in Grand County, Colorado, a copy of those permits existing as of the date of this Agreement being attached hereto as Exhibit F.

“GAAP” means those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or political subdivision thereof, any municipal corporation, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, excluding the City or Landlord as agent for the City.

“Gross Revenue” shall mean the aggregate of all fees, receipts, revenue and income of every kind and nature derived directly or indirectly from all sources arising from Resort Operations or from activities conducted on the Real Property or the National Forest System Lands, before deducting any cost or expense, as determined in accordance with GAAP, except as expressly provided below. Gross Revenue shall include, without limitation, to the extent related to Resort Operations or from activities conducted on the Real Property or the National Forest System Lands, proceeds of business interruption and business loss insurance actually paid to

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Tenant, deposits not refunded or otherwise retained by Tenant, and amounts recovered in legal proceedings or settlements thereof. Gross Revenue shall also include fees and charges for central reservations booking services (without regard to where central reservations are conducted and whether it is central reservations for activities or housing, but only to the extent relating to activities or accommodations in Grand County, Colorado, excluding activities or accommodations conducted or owned by Tenant or an affiliate of Tenant that are located outside the Winter Park Resort and outside the Purchased Developable Land), all sales of Lift tickets for use at the Winter Park Resort, and Competitive Rentals. Gross Revenue shall not include (a) any fees or revenues (including, without limitation, real estate sales deposits) derived from the development or operation by Intrawest Development Corp. or a third party of buildings or portions of buildings or improvements developed on Purchased Developable Land; (b) applicable excise, sales, and use taxes, or any other governmental taxes or charges collected from third parties; (c) proceeds from financing or refinancing; (d) insurance proceeds received from any insurance policies pertaining to and invested in the repair or replacement of physical loss or damage to the Real Property or the Tangible Personal Property and Improvements; (e) any rents or revenues derived from the providing of housing for employees; or (f) income from property management or rental management businesses conducted on property other than the Real Property and National Forest System Lands. Any contrary or inconsistent provision of this Lease notwithstanding, if any Resort Operations are conducted by Designated Non-Tenant Operators, the portion of Gross Revenues attributable to any such Resort Operations and each such Designated Non-Tenant Operator shall include only the actual amounts paid by such Designated Non-Tenant Operator to Tenant.

“Improvements” shall mean any and all improvements to real property now or hereafter (a) owned or leased by Landlord, whether or not such improvements are located on land owned or leased by Landlord and (b) used in Resort Operations.

“Initial Term” shall mean the period from the Effective Date through June 30, 2052 or any earlier date upon which this Agreement may terminate as provided by this Agreement.

“Intangible Personal Property” shall mean all intangible personal property as defined under Colorado law now or hereafter owned by the Landlord and used or useful in connection with the ownership, operation or maintenance of Resort Operations, excluding Intellectual Property and excluding real property options to purchase, rights of first refusal, rights of first offer, or other acquisition rights for real property personal to the Landlord. The term Intangible Personal Property shall not include the Agency Agreement and any other contract now or hereafter existing for the operation of Landlord as contrasted to operation of the Winter Park Resort. .

“Intellectual Property” shall mean all of the trademarks, service marks, trade names, patents, licenses, permits and copyrights now or hereafter owned or licensed by Landlord.

“Interest Rate” shall mean one thousand (1,000) basis points in excess of LIBOR (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%)). “LIBOR” means the rate of interest per annum for deposits in U.S. dollars for a period of thirty (30) days which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the date that is two (2) business days prior to the date of calculation. If for any reason no applicable rate(s) are available on Telerate Page 3750 for a particular date, LIBOR will be determined in accordance with the definition of “USD-LIBOR-Reference Banks” contained in the 1991 I SDA Definitions published by the International Swaps and Derivatives Association, Inc., or any successor or update to such publication.

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“Intrawest Corporation” shall mean Intrawest Corporation, a corporation continued pursuant to the Canadian Business Corporations Act, which is the ultimate parent entity of Intrawest Holdings.

“Intrawest Development Corp.” shall mean Intrawest/Winter Park Development Corporation, a Delaware corporation and an affiliate of Tenant.

“Intrawest Holdings” shall mean Intrawest/Winter Park Holdings Corporation, a Delaware corporation, which is the direct parent entity of both Tenant and Intrawest Development Corp.

“Investment Return Deficiency” means the difference, compounded over the Business Acquisition Property Life by the Return on Equity, between the present values, as of the beginning of the Business Acquisition Property Life, discounted at the Return on Equity, of (a) the Business Acquisition Property Investment and (b) the Business Acquisition Property Return, for each Fiscal Year of the Business Acquisition Property Life. For greater certainty, the present value shall be computed assuming the Business Acquisition Property Return occurs at the end of each Fiscal Year.

“Landlord’ shall mean WINTER PARK RECREATIONAL ASSOCIATION, a Colorado non-profit corporation, and its successors and assigns.

“Leased Assets” shall mean all of the Real Property, Improvements, Tangible Personal Property, Intangible Personal Property and Intellectual Property now or hereafter owned, leased, or licensed by Landlord and used or useful in the operation of the Winter Park Resort, excluding only cash paid or owing by Tenant to Landlord, proceeds from condemnation or conveyance of title in lieu of condemnation (subject to Sections 14.2 and 14,5 of this Agreement) and the Mineral Rights.

“Leasehold Tide Policy” shall mean the ALTA Extended Coverage Leasehold Policy (with standard printed exceptions in such form deleted and with such endorsements as Tenant may reasonably request) insuring Tenant’s leasehold interest in the Real Property pursuant to the terms of tins Agreement.

“Lift” shall mean a device which alone or in combination with other devices is primarily designed to move participants in on-mountain sporting activities from one elevation to another, and may include without limitations tows, chairlifts, gondolas and cable or cog railways.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, condition (financial or otherwise), prospects, operations, performance or properties of a Party at the Winter Park Resort, or (b) a material impairment of the ability of a Party to perform its obligations under or to remain in compliance with this Agreement.

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“Mineral Rights” means the following if owned by Landlord: all oil and oil rights; gas and gas rights; coal and other solid fuel minerals; metallic minerals and ores thereof, of whatever grade; and all other minerals and mineral rights on, under or appurtenant to the Real Property.

“Mountain Base Area Cafeteria” shall mean a facility (a) the principal function of which is the efficient and convenient provision of food and beverages to guests of Winter Park Resort who are participating in on-mountain sports activities as an integral part of the Resort Operations and (b) which serves a variety of packaged, prepared and/or convenient food and beverages under circumstances where the guests serve themselves or are served at a counter and, in either case, take their food and beverages to a common seating area located within, or immediately outside, the same facility. For example, the principal food and beverage facility operated in the building commonly known as West Portal Station during the 2001-2002 ski season would constitute a Mountain Base Area Cafeteria.

“National Forest System Lands” means those parcels of real property owned by the United States and operated or used pursuant to the Forest Service Permits. Real property within the boundaries of the Forest Service Permits acquired by Tenant from the United States as permitted by this Agreement shall upon such acquisition cease to be included with the term National Forest System Lands.

“Non-Tenant Operator” shall mean any Person conducting Resort Operations other than Tenant.

“Option Agreement” shall mean that certain option agreement of even date herewith whereby Landlord and Intrawest Development Corp. have agreed that Intrawest Development Corp. shall have the option to purchase certain parcels of the Real Property upon the terms and conditions contained therein.

“PPI Escalation” means a fraction, the numerator of which is the PPI Index published most recently as of the date when any escalation is being calculated and the denominator of which is the PPI Index published most recently as of the Effective Date.

“PPI Index” means the Producers Price Index for Finished Goods as published by the U.S. Department of Labor Bureau of Labor Statistics.

“Parent Guaranty” means that certain guaranty in the form of Exhibit H attached hereto, pursuant to which Intrawest Corporation has guaranteed certain of the obligations of Tenant under this Agreement, of Intrawest Holdings under the Additional Consideration Agreement, and of Intrawest Development Corp. under the Option Agreement.

“Parties” shall mean Landlord and Tenant.

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“Permitted Equipment Financing” shall mean with respect to certain specific items of Tangible Personal Property, financing (including leases that would be characterized as capital leases but not those that would be characterized as operating leases) to be incurred by Tenant that may not exceed in the aggregate a maximum amount of $1,000,000 multiplied by the PPI Escalation at any given time, as more particularly described in Section 10.8 of this Agreement.

‘ “Person” shall mean any natural person, Governmental Authority, corporation, partnership, limited liability company, joint venture, association, trust or other entity of any kind.

“Purchased Developable Land” shall mean those parcels of Real Property, if any, that are acquired by Intrawest Development Corp., or its affiliate or a successor permitted by the terms of the Option Agreement, from time to time pursuant to the Option Agreement, excluding real property repurchased by Landlord or (b) real property conveyed to Landlord and leased back to Tenant for the conduct of Resort Operations.

“Real Property” means all real property as defined under Colorado law that is owned or leased by Landlord from time to time, including without limitation that certain property described on Exhibits I and S attached hereto, and includes all Improvements, easements, licenses, rights-of-way and other privileges, appurtenances, hereditaments and rights (including, without limitation, any and all development or zoning rights) belonging and inuring to the benefit of such real property or otherwise providing rights of use to the Landlord, but shall not include (unless expressly provided to the contrary): (a) Mineral Rights or Water Rights, (b) Purchased Developable Land, (c) the National Forest System Lands, or (d) options to purchase, rights of first refusal, rights of first offer, or other acquisition rights personal to the Landlord.

“Reimbursable Transaction Costs” shall mean (a) One Hundred Fifty Thousand Dollars ($150,000) for Landlord’s future operating expenses, and (b) One Million One Hundred Thousand Dollars ($1,100,000) for the actual legal fees and financial consultant fees accrued or paid by the City or the Landlord (limited, in the case of the Landlord, to fees accrued or paid from and after July 6, 2002) in connection with the requests for qualification and proposal leading to, and the negotiation and delivery of, this Agreement, the Option Agreement, and the other instruments and agreements relating thereto and in connection with the consummation thereof.

“Rental Payments” shall mean all cash obligations from Tenant to Landlord pursuant to this Agreement.

“Required Annual Capital Maintenance Amount” shall mean an amount equal to six percent (6%) of Gross Revenue during any Fiscal Year.

“Required Interest Payments” shall mean the interest payments required to be paid on the Agreed-Upon Indebtedness during any Fiscal Year pursuant to the terms and conditions of the Agreed-Upon Indebtedness Documents.

“Required Quarterly Payment” shall mean a regular installment in the amount of $500,000 due and payable in advance each July 1, October 1, January 1 and April 1, commencing on October 1, 2002. Such amounts are to be paid by Intrawest Holdings pursuant to the Additional Consideration Agreement for the period beginning October 1, 2002, and ending September 30, 2012, and thereafter such amounts are to be paid by Tenant as Rental Payments through the remainder of the Term.

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“Resort Operations” shall mean (a) all activities and operations of Tenant or any lessee, sublessee, licensee, franchisee or other user of every kind and nature for, relating to or in the support of the on-mountain activities of snowsliding, mountain biking and mountain hiking or other on-mountain recreational activities conducted or required by this Agreement to be conducted on any or all of the Real Property and the National Forest System Lands; (b) sales of Lift tickets; (c) Competitive Rentals; and (d) central reservations (without regard to where central reservations are conducted and whether it is central reservations for activities or housing, but only to the extent relating to activities or accommodations in Grand County, Colorado excluding any activities or accommodations that are conducted or owned by Tenant or an affiliate of Tenant that are located outside the Winter Park Resort and outside the Purchased Developable Land).

“Return on Equity” shall mean the geometric average rate of return (expressed as a percentage) earned by Intrawest Corporation (or its permitted successor and assign) on its collective corporate equity over the Business Acquisition Property Life.

“Revenue-Based Annual Payment” shall mean a Rental Payment, the amount of which is determined as a percentage of Gross Revenue as more particularly described in Section 5.1(d).

“Tangible Personal Property” shall mean all motor vehicles, machines, machinery, Lifts, tows, snow grooming equipment, snow making equipment, component parts thereof, furniture, fixtures, other equipment, inventory, and other items of tangible personal property under Colorado law now or hereafter owned by the Landlord and used or useful in connection with the ownership, operation or maintenance of Resort Operations, including, without limitation, the tangible personal property described on Exhibit J attached hereto.

“Taxes” shall mean all taxes, fees and assessments due, imposed, assessed or levied against any Leased Assets (or the purchase, ownership, delivery, leasing, possession, use or operation thereof) by any federal, state or local government or taxing authority, including, without limitation, all license and registration fees, and all sales, use, personal property, real property, possessory interest, excise, gross receipts, value added, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon in any way relating thereto. Notwithstanding the foregoing, Taxes shall not mean any obligations imposed by the United States of America or any state thereof or political subdivision thereof which are on, or measured by, the income of Landlord.

“Tenant” shall mean INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation, and its permitted successors and assigns,

“Term” shall mean the Initial Term, as extended and as it may be terminated early, pursuant to the provisions of this Agreement.

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“Third Party Lender” means an Agreed-Upon Indebtedness Lender other than an Affiliate Lender.

“Title Company” shall mean Grand County Title and Escrow Company, Inc.

“Transition Costs” shall mean certain costs and expenses that have been or are anticipated to be incurred by Tenant in connection with the initial transition of the control and operation of the Winter Park Resort from Landlord to Tenant, including, without limitation, those costs identified on Exhibit K attached hereto.

“Water Rights” means, to the extent the same are owned or leased by Landlord or are held by it under an exchange agreement: all water and water rights, water contracts and agreements, ditches and ditch rights, water and ditch company stock (including Clinton Ditch rights), wells and well permits, springs, rights in canals and laterals, aqueducts, reservoirs, appropriations and franchises upon, leading to, connected with or had and enjoyed in connection with the Real Property or the National Forest System Lands, and including all rights in the Diamond Bar Tee No. 2 Ditch. The Water Rights include without limitation those rights described on Exhibit G attached as a part hereof.

“Winter Park Resort” means the recreational resort and its related activities carried on within the Real Property and the National Forest System Lands known, as of the date hereof, as Winter Park, Mary Jane and Vasquez.

ARTICLE II

LEASED ASSETS

2.1 Leases and Subleases. Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, Landlord hereby leases or subleases to Tenant, as applicable, and Tenant hereby leases or subleases from Landlord, as applicable, the following Leased Assets:

(a) The Real Property;

(b) The Water Rights; and

(c) The Tangible Personal Property.

The Mineral Rights are specifically excluded from the Leased Assets, provided, however, that Landlord shall not exploit the same without obtaining the prior written consent of Tenant, and Tenant’s consent shall not be unreasonably withheld taking into account the facts and circumstances, including without limitation present or future potential interference with Resort Operations and development of Purchased Developable Land and the aesthetic effect of such exploitation. Tenant shall have the right to excavate, remove, use, dispose of or sell any sand and gravel within the Real Property as Tenant deems appropriate for development of the Real Property or the Purchased Developable Land, and Landlord shall, if requested to do so by Tenant, execute any documentation or agreements reasonably required by Tenant evidencing such rights. The amendment, modification or termination of any or all licenses and permits relating to Water Rights shall require the prior consent or approval of Landlord (which Landlord shall not unreasonably withhold) unless such action has obtained the prior consent or approval of the Board of Water Commissioners for the City.

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2.2 Assignments and Licenses. Concurrently herewith, Landlord is delivering to Tenant an assignment and assumption agreement in the form attached hereto as Exhibit L, pursuant to which Landlord is assigning to Tenant all Intangible Personal Property concurrent with the Term of this Agreement. Throughout the Term, Tenant shall have the right to amend, modify and terminate Intangible Personal Property rights in connection with Resort Operations without the consent or approval of Landlord, provided, however, that the consent and approval of Landlord (which Landlord may grant or withhold in its sole discretion) shall be required for any amendment, modification or termination that may have a material adverse effect on the interest of Landlord upon termination of this Lease, whether upon its normal expiration date or any earlier termination date that may occur with or without default. Also concurrently herewith, Landlord is delivering to Tenant a licensing agreement in the form attached hereto as Exhibit M, pursuant to which Landlord is licensing the Intellectual Property to Tenant concurrent with the Term of this Agreement. Throughout the Term, Tenant shall have the right to amend, modify and terminate the Intellectual Property so licensed in connection with Resort Operations without the consent or approval of Landlord, provided, however, that the consent and approval of Landlord (which Landlord may grant or withhold in its sole discretion) shall be required for any amendment, modification or termination that may have a material adverse effect on the interest of Landlord upon termination of this Lease, whether upon its normal expiration date or any earlier termination date that may occur with or without default. Landlord shall grant to third parties easements and licenses that are reasonable in their terms and scope to the extent requested by Tenant to protect or enhance Resort Operations.

2.3 Assignment of Warranties. Landlord agrees that Tenant may have the benefit as a third party beneficiary of any warranties or other rights to which Landlord is entitled from any third party with respect to the Leased Assets, and Landlord hereby assigns (reserving rights for itself upon expiration or earlier termination of the Lease) such benefits to Tenant to the extent the same may be assignable by the terms of the agreements with such third party and as permitted under law. To the extent such warranties are not assignable, Landlord shall enforce its rights under such warranties upon the request and at the expense of Tenant, Tenant agrees that Landlord may have the benefit as a third party beneficiary of any warranties or other rights to which Tenant is entitled from any third party with respect to the Leased Assets, and Tenant hereby assigns (reserving rights for itself upon expiration or earlier termination of the Lease) such benefits to Landlord to the extent the same may be assignable by the terms of the agreements with such third party and as permitted under law. Tenant shall use good faith efforts to add language to its future contracts for the design, construction or acquisition of Leased Assets to the effect that “Winter Park Recreational Association is a third party beneficiary hereunder for the purposes of enforcing warranties under this contract.

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2.4 Winter Park Restaurant Company. If requested to do so by Tenant, Landlord shall lease or cause Winter Park Restaurant Company to sublease to Tenant the real property, personal property and intangible personal property, if any, of the Winter Park Restaurant Company.

2.5 Additional Leased Assets. In connection with the operation of the Winter Park Resort, Tenant shall have the right to acquire, construct, modify and replace Additional Leased Assets to be used in Resort Operations. Except to the extent (a) Tenant acquires or constructs or any Person providing financing retains ownership to such Additional Leased Assets, and such Additional Leased Assets are security for Permitted Equipment Financing, or (b) Tenant leases assets (other than Lifts and other related equipment such as motors, chairs and cable) under a true operating lease under GAAP, these Additional Leased Assets shall at all times thereafter, including after the termination of this Agreement, be the property of Landlord, and Tenant hereby conveys all such Additional Leased Assets to Landlord, and Landlord hereby leases all Additional Leased Assets to Tenant pursuant to the terms and conditions contained in this Agreement. Landlord and Tenant agree to take whatever additional actions are reasonably required to cause such Additional Leased Assets to be conveyed by Tenant to Landlord, and leased back by Landlord to Tenant, in order to more effectively vest in Landlord title to the Additional Leased Assets and cause the Additional Leased Assets to be leased back to Tenant in accordance with this Agreement. To the extent that any National Forest System Lands are acquired by Tenant and are used in connection with Resort Operations, Tenant shall convey such real property to Landlord, and Landlord shall lease such real property back to Tenant as Additional Leased Assets under this Agreement. To the extent that Tenant may in the future propose to acquire National Forest System Lands not for use in Resort Operations, such acquisition is conclusively presumed to modify the boundaries covered by the Forest Service Permits and is subject to the prior approval of Landlord, which it may grant, withhold or condition in its sole and absolute discretion.

2.6 Ownership of Leased Assets.

(a) True Lease. All Leased Assets are, and shall remain at all times including after the termination of this Agreement, the property of Landlord, and Tenant’s interest therein is that of a tenant under a lease, provided, however, that during the Term Tenant shall control the Leased Assets and the operation of the Winter Park Resort consistent with the provisions of this Lease.

(b) Permitted Equipment Financing and Leases. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to continue to own (or permit a financing entity to own) or to lease certain items of Tangible Personal Property to the extent and for a period of time as provided in Section 2.5 and Article X.

(c) Tenant’s Mortgages, Encumbrances and Disposal. Except as otherwise expressly provided in this Agreement and the Option Agreement, Tenant agrees that, without the prior written consent of Landlord, it will not pledge, loan or mortgage any interest of the Landlord in the Leased Assets, nor attempt in any manner to dispose of the Leased Assets (except that Tenant shall have the authority to sell, replace or otherwise dispose of any Tangible Personal Property, and shall remove the same from National Forest System Lands if located thereon, free and clear of any ownership interest of Landlord, in the ordinary course of business), nor to suffer any Encumbrances to be incurred or levied on any interest of the Landlord in the Leased Assets (other than leases, subleases, concessions or licenses for the benefit of the Resort Operations entered into in the ordinary course of business).

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(d) Landlord’s Mortgages, Encumbrances and Disposal. Except with respect to the Agreed-Upon Indebtedness, when Landlord is Winter Park Recreational Association, the City, an agency or an agent of the City or another entity having at least one director, trustee or manager appointed by the City or an agency thereof, Landlord will not, without Tenant’s prior written consent, which Tenant may grant or withhold in its sole discretion, pledge, mortgage, or grant a deed of trust or security interest or other lien with respect to, any interest of Landlord in the Leased Assets. Any sale, transfer, exchange, lease or other disposition by Landlord of its interest in the Leased Assets at any time shall be made expressly subject to this Lease and the rights of Tenant hereunder, shall be made expressly subject to the terms of the Agreed-Upon Indebtedness, and shall not cause a debt service payment obligation of Tenant on Agreed-Upon Indebtedness. Until the 20th anniversary of the Effective Date, any such sale, transfer, exchange, lease or other disposition by Landlord of its interest in the Leased Assets shall be subject to Tenant’s right of first refusal described in Section 2.6(e). From and after the twentieth (20th) anniversary of the Effective Date and continuing for the balance of the Term, any sale, transfer, exchange, lease or other disposition by Landlord of its interest in the Leased Assets shall be only made in a public process in which Tenant has the right to participate on terms and conditions that are not less favorable to Tenant than to any other participant in such process.

(e) Right of First Refusal. Commencing on the Effective Date and continuing until the twentieth (20th) anniversary of the Effective Date, Landlord may sell, transfer, exchange, lease or otherwise dispose of any or all of the Leased Assets, but Tenant shall have a right of first refusal with respect to any offer or agreement to purchase such Leased Assets that Landlord wishes to consummate on the following terms and conditions:

(i) Any such proposed sale, transfer, exchange, lease or other disposition by Landlord shall be expressly subject to this Lease and the rights of Tenant hereunder, and shall not cause a debt service payment obligation by Tenant on the Agreed-Upon Indebtedness.

(ii) Tenant shall have the right to purchase such Leased Assets at the same purchase price and on the same terms and conditions as the agreement with the offeror (the “Offer”).

(iii) Landlord shall, within five (5) business days of receipt of an Offer, deliver a copy of the Offer to Tenant. Tenant shall, within fifteen (15) business days of receipt of the Offer (the “Offer Period”), give written notice to Landlord as to whether or not Tenant elects to purchase the Leased Assets. If the Offer includes consideration other than cash, Tenant shall have the right to substitute the equivalent thereof in cash.

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(iv) The closing of the purchase shall be held at a date agreed to by the Landlord and Tenant, but not later than thirty (30) days after the closing date specified in the Offer. If Tenant does not notify Landlord of its election to purchase such Leased Assets within the Offer Period, or if Tenant does not close the purchase in accordance with this section, Landlord may close the transfer to the proposed transferee on the terms and conditions specified in the Offer, within the later to occur of (A) the period of time specified in the Offer or (B) sixty (60) days after the end of the Offer Period or after such failure to close, as applicable, subject to compliance with any other applicable provisions of this section. If such transfer is not made within such period, the provisions of this section shall again apply to any future agreement to transfer any or all of the Leased Assets.

2.7 Option Agreement Parcels. As partial consideration for Tenant entering into this Agreement with Landlord, Landlord has entered into the Option Agreement. When title to a given parcel of the Real Property has been conveyed in the event Intrawest Development Corp. exercises its option to purchase such parcel pursuant to the Option Agreement, such parcel shall cease to be a Leased Asset, subject to any obligations of the acquiring entity to deliver back to Landlord any space for Resort Operations and any necessary easements, and subject also to Landlord’s right to repurchase if the acquiring entity fails to commence construction within a certain period of time, all as provided in this Agreement and the Option Agreement.

ARTICLE III

ASSETS AND LIABILITIES

3.1 Delivery of Current Assets. On the Effective Date, Landlord shall deliver to Tenant all Current Assets, including without limitation, all cash. Between the date of Tenant’s execution of this Lease and the Effective Date, Landlord shall not expend cash except in the ordinary course of its business or as reasonably necessary to enter into and conclude this Lease, the Option Agreement and related transactions (and such latter expenditures shall be credited towards Tenant’s payment of Reimbursable Transaction Costs).

3.2 Assumption of Liabilities. From and after the Effective Date and during the Term, Tenant hereby assumes and agrees to pay or perform when due all obligations of Landlord of every kind and nature arising out of, or in any way relating to, the Winter Park Resort, whether such obligations arose before or after the Effective Date, including without limitation, those arising in contract, tort, or under environmental laws or other regulatory programs, whether contingent or absolute, and whether known or unknown, except that Tenant does not assume the obligations of Landlord under the Agency Agreement or under this Agreement or any obligations of Landlord to the City or any of the City’s agencies, agents, employees or officials acting in such capacities, or any obligations or liabilities resulting or arising out of a breach or default by Landlord under this Agreement, the Option Agreement or any documents related to this Agreement or the Option Agreement.

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3.3 Employment of Employees. Tenant hereby agrees to employ at the Winter Park Resort all of the current permanent employees of Landlord as of the Effective Date and as disclosed to Tenant by Landlord in writing, provided, however, that such obligation shall not extend to the Landlord’s President and CEO, Vice President of Operations, Vice President of Administration, Vice President of Finance, Vice President of Marketing and Vice President and General Counsel (but as to such excluded employees, Tenant specifically assumes the obligations under existing severance policies and written employment contracts applicable to them as disclosed to Tenant by Landlord prior to the Effective Date). This employment obligation for employees not excluded in the preceding sentence is for the express benefit of Landlord with respect to its liabilities to its employees, does not limit the right of Tenant to terminate employees according to its normal policies mid practices, does not change the status of all such Winter Park Resort employees as employees “at will,” and is not for the benefit of the employees themselves, and they are not third party beneficiaries of this Section. This Section 3.3 does not constitute an employment contract for the benefit of such employees.

3.4 Employee Benefit Plans.

(a) Service Credit. Following the Effective Date, Tenant will provide former employees of Landlord who are hired by Tenant for the winter or summer season ending June 30, 2003, with credit under each of Tenant’s benefit plans for their service with Landlord prior to the Effective Date based upon the service credit the employees received under the corresponding Landlord’s Employee Benefit Plan. In the event the applicable Tenant’s benefit plan has a higher requirement for computing a participant’s service than the corresponding Landlord’s plan, the service credit provisions of the Landlord’s plan as disclosed to Tenant will be used in determining the prior service credit (i.e., an employee of Landlord who has a specific number of years of service credit under the terms of the applicable Landlord’s plan will be given credit for not less than that same number of years of service under the corresponding Tenant’s plan). Thereafter, the future service credit under the Tenant’s plans shall be computed under the terms of the applicable Tenant’s plan provisions. For purposes of this Section 3.4(a), Tenant’s benefit plans and policies are limited to health insurance, dental insurance, life insurance, voluntary group life insurance, accidental death & dismemberment insurance, long term disability, vacation, sick days, and 401(k) Retirement Plan.

(b) Pension Plan. Prior to and effective as of the Effective Date, Landlord will amend its pension plan to provide that all plan participants who are employed by Landlord as of the Effective Date or who accrued a Year of Service (as defined by such pension plan) with Landlord during the twelve-month period ending on May 31, 2002, are one hundred percent (100%) vested in their benefits accrued as of the Effective Date. On the Effective Date, all pension plan assets will be transferred by Landlord to Tenant, and Tenant will assume all obligations and liabilities of Landlord as the employer under the Landlord’s pension plan, including all plan funding obligations, and will indemnify Landlord from and against all liabilities and obligations with respect to the pension plan. Following the Effective Date, Tenant will have the right, in its discretion, to continue, freeze or terminate the pension plan, subject to compliance with all Applicable Laws.

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(c) 401(k) Plan. Prior to the Effective Date, Landlord will authorize the termination of its 401(k) plan in accordance with all Applicable Laws with such termination to be effective as of the day prior to the Effective Date and distributions to be completed as soon as administratively feasible thereafter. Tenant shall allow all participants in Landlord’s terminated 401(k) plan who are hired by the Tenant and who become participants in Tenant’s 401(k) Plan to rollover their assets to the extent such assets constitute an “eligible rollover distribution” within the meaning of Internal Revenue Code Section 402(f)(2)(A), including without limitation participant loans, into the 401(k) plan maintained by Tenant upon demonstration by Landlord reasonably satisfactory to Tenant that Landlord’s 401(k) plan was qualified pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Tenant shall take all necessary steps relating to Tenant’s 40l(k) plan to ensure that such plan will accept participants’ rollover assets, including without limitation participant loans, in a manner which allows the rollover to be treated as an eligible rollover distribution. Landlord shall be obligated to fully terminate the Landlord’s 401(k) plan, obtain an IRS favorable determination letter on the terminated plan, and complete distributions to plan participants and beneficiaries.

(d) National Sports Center for the Disabled. Tenant will undertake to make its benefit plans available to the National Sports Center for the Disabled, Inc. (“NSCD”) for participation by NSCD as a participating employer as of the Effective Date. Tenant’s obligation to make such benefit plans available is conditional upon NSCD undertaking the actions required to adopt such benefit plans as a participating employer for its employees. For purposes of this paragraph and subject to the foregoing condition, the benefit plans which Tenant shall be obligated to make available to NSCD are limited to the following: 401(k) Retirement Plan, health insurance, dental insurance, life insurance, voluntary group life insurance, accidental death & dismemberment insurance, and long-term disability, provided, however, that Tenant may elect to make additional benefit plans available.

(e) SERP. As of the day prior to the Effective Date, the participants in the Landlord’s Supplemental Executive Retirement Plan (“SERP”) under the Employee Benefit Plans will be deemed fully vested in their accrued benefits, and the Landlord shall pay to participants other than the participant noted in a separate written disclosure previously delivered from Landlord to Tenant the accrued benefit of each participant to be calculated based upon his or her age as of the Effective Date and the difference between the SERP benefit accrued as of the Effective Date and the estimated Landlord’s pension plan benefit accrued as of the Effective Date (“Accrued SERP Benefits”). The payments to the participants will be made by Landlord as of the day prior to the Effective Date and will be subject to required tax withholding. Landlord represents and warrants that the Accrued SERP Benefits payable to the SERP participants as of August 1, 2002 are shown on Exhibit N attached hereto. As of the Effective Date, the Tenant will assume all obligations pursuant to the SERP with respect only to the participant identified in the above-referenced separate written disclosure and the Tenant will make the payments set forth in Exhibit N to such participant. The Landlord agrees to transfer to the Tenant on the Effective Date, the remaining assets of the rabbi trust in which the Landlord currently maintains assets for the benefit of SERP participants.

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(f) Health Insurance.

(i) As of the Effective Date, Tenant will provide health insurance coverage pursuant the terms of the Consolidated Omnibus Reconciliation Act (“COBRA”) for: (A) former Landlord’s employees who have elected COBRA coverage under the Landlord’s health insurance plan; (B) former Landlord’s employees who would be eligible to elect COBRA coverage under the Landlord’s health insurance plan if Landlord were to continue its existing health insurance plan; and (C) Landlord’s employees who are terminated by Landlord as of the Effective Date and who do not become employees of Tenant after the Effective Date.

(ii) As of the Effective Date, Tenant will assume all obligations to provide health insurance coverage as required under the Landlord’s contracts with retired employees listed in a separate written disclosure previously delivered by Landlord to Tenant. Tenant will provide the health coverage required by such contracts and will indemnify Landlord from and against all liabilities and obligations relating thereto.

(iii) From and after the Effective Date, Tenant will provide health insurance coverage under Tenant’s medical plan to Landlord’s retirees specified in a separate written disclosure previously delivered from Landlord to Tenant who have coverage under Landlord’s regular health insurance plan under the plan of insurance available to Tenant’s employees. These retirees will continue to be eligible for coverage under the Tenant’s health insurance plan until their coverage would have terminated under their current arrangements with Landlord, and the date of such termination is set forth in such separate disclosure.

(g) Deferred Compensation Arrangements. As of the Effective Date, the Tenant will assume all obligations pursuant to the Deferred Compensation Arrangements identified on Exhibit O and only for participants listed in a separate written disclosure previously delivered from Landlord to Tenant.

ARTICLE IV

TERM

4.1 Initial Term. The initial term of this Agreement shall be approximately fifty (50) years, commencing on the Effective Date and expiring on June 30, 2052 at 5 p.m. MDT, unless sooner terminated by law or pursuant to the terms and conditions of this Agreement.

4.2 Extension of Initial Term. Tenant shall have the option of extending the Term for up to two (2), ten (10) year extension terms, followed by one (1), six (6) year extension term (each, an “Extension Term”). Tenant shall be deemed to have exercised its option to extend this Agreement unless at least two (2) years prior to the end of the then current Term or any subsequent extension term, Tenant shall have notified Landlord in writing of its intention to terminate this Agreement at the conclusion of such Term.

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ARTICLE V

LEASE PAYMENTS: OTHER PAYMENTS;
ALLOCATION OF CERTAIN EXPENSES

5.1 Rental and Other Payments. Tenant hereby covenants and agrees to pay to Landlord, as rent for the Leased Assets, all of the following Rental Payments and other payments:

(a) Initial Payment. On the Effective Date, Tenant shall pay an initial, one-time payment to Landlord equal to three million dollars ($3,000,000).

(b) Required Agreed-Upon Indebtedness Payments. On or before the date that any payment of principal or interest is required to be made pursuant to the terms-of the Agreed-Upon Indebtedness Documents, Tenant shall pay such amount to the Agreed-Upon Indebtedness Lender, provided, however, that any such payments of principal by Tenant shall not operate to reduce the maximum principal amount of the Agreed-Upon Indebtedness. In the event Tenant makes any such payment of principal, Tenant shall be an Agreed-Upon Indebtedness Lender to the extent of such payment in accordance with Section 10.7 of this Agreement.

(c) Additional Consideration Agreement. Tenant shall cause Intrawest Holdings to execute and deliver to Landlord on the Closing Date the Additional Consideration Agreement.

(d) Rental Payments. Subject to the provisions contained in Section 5.2(a), on or before July 1, October 1, January 1 and April 1 of each Fiscal Year during the Term beginning October 1,2012, Tenant shall pay to Landlord the Required Quarterly Payment. Commencing on September 30,2013, and continuing throughout the remainder of the Term, on or before September 30 of each Fiscal Year, Tenant shall pay to Landlord as additional Rental Payments for the Leased Assets the Revenue-Based Annual Payment in an amount equal to three percent (3.0%) of Gross Revenue in excess of thirty-three million dollars ($33,000,000) received during the immediately preceding Fiscal Year (beginning with the Fiscal Year ending June 30,2013), but in no event shall the Revenue-Based Annual Payment exceed the amount by which Cash Flow for Annual Payment for such immediately preceding Fiscal Year exceeded two million dollars ($2,000,000). Landlord and Tenant shall agree upon the manner in which each Required Quarterly Payment and each Revenue-Based Annual Payment shall be allocated as consideration for (i) the leasing of Real Property, (ii) the leasing of Tangible Personal Property, (iii) the assignment of Intangible Personal Property, and (iv) the licensing of Intellectual Property under this Agreement.

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(e) Example. The following calculations of the Required Quarterly Payments for a full Fiscal Year and the Revenue-Based Annual Payment on account of such Fiscal Year are provided by way of example and not by way of limitation:

		Example 1	Example 2
	Assumed Gross Revenue for the Fiscal Year	$83,000,000	$83,000,000
	Less Gross Revenue Threshold	(33,000,000)	(33,000,000)
	Gross Revenue Included in Calculation	50,000,000	50,000,000
	Multiplied by 3% factor	x 3%	x 3%
	Maximum Revenue Based Annual Payment	1,500,000	1,500,000
	Required Aggregate Quarterly Payments made for such Fiscal Year	2,000,000	2,000,000
(A)	Total Maximum Rent	3,500,000	3,500,000

(B)	Assumed Cash Flow for Annual Payment for the Fiscal Year	5,000,000	1,900,000

	Total Rent Payments to Landlord for such Fiscal Year (lesser of line (A) or line (B))	$3,500,000	$1,900,000

5.2 Credit for Certain Required Quarterly Payments. The following subparagraphs (a) and (b) relate only to the periods of time for calculating whether there are applicable certain prepayments or credits, and are not intended to modify the periods of time when payments are made under the Additional Consideration Agreement or Section 5.1(d) above.

(a) Developable Land Prepayments. For the period beginning as of October 1,2002 and ending on June 30,2012, Intrawest Holdings is obligated to pay the Required Quarterly Payments under the Additional Consideration Agreement, on the condition that the amount by which the aggregate of the Required Quarterly Payments exceeds Cash Flow for Annual Payment of Tenant for a given Fiscal Year shall be considered a conditional prepayment and credited (at Intrawest Development Corp’s discretion) against Intrawest Development Corp’s obligation to make payments pursuant to and in accordance with the terms of the Option Agreement. The foregoing provision does not modify the requirement in the Additional Consideration Agreement that Intrawest Holdings also make a Required Quarterly Payment on July 1,2012.

(b) Credit for Future Required Quarterly Payments. The terms of this paragraph shall apply only for the period beginning as of July 1,2012 and continuing throughout the remainder of the Term. If, for any given Fiscal Year, the Required Quarterly Payments made exceed Cash Flow for Annual Payment, the amount of such excess shall be credited against and reduce the amount of Required Quarterly Payments required to be paid in the next succeeding Fiscal Year, such credit to be applied (and thus reducing) the succeeding Required Quarterly Payments until such excess has been exhausted.

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5.3 Capital Expenditures.

(a) Tenant shall make such capital expenditures with respect to the Leased Assets and shall create such Additional Leased Assets as it determines to be necessary and appropriate in its sole business judgment to satisfy the requirements set forth in this Agreement. In general, Tenant’s priorities in establishing its capital expenditure plan include, without limitation, maintaining the Leased Assets in a safe and useable condition with all preventative maintenance procedures performed and replacements made where necessary, addressing capacity issues, and using its resources to endeavor, in a manner consistent with sound business practices, to improve or at least maintain the competitive position of Winter Park Resort as a mountain area resort.

(b) During each Fiscal Year, Tenant shall reserve the Required Annual Capital Maintenance Amount from Gross Revenues, which shall be expended by Tenant from time to time as deemed necessary and appropriate in the sole business judgment of Tenant only to expenditures that are capitalized under GAAP to repair, upgrade, replace, substitute or otherwise maintain the then existing Leased Assets (including amounts allocated as contemplated by Section 5.5(d)). Nothing in this paragraph shall be construed to limit the amount that may be expended by Tenant for capital maintenance. In any Fiscal Year, if Tenant spends an amount in excess of the Required Annual Capital Maintenance Amount, such excess shall be credited towards the expenditure of the Required Annual Capital Maintenance Amount for the following Fiscal Year(s) (up to a maximum of five (5) Fiscal Years).

(c) Subject to Tenant obtaining all necessary approvals from the United States Forest Service, Tenant shall complete certain Current Capital Maintenance Items before December 1,2003, and Tenant shall complete Current Capital Maintenance Items at a cost of not less than eight million one hundred sixty-five thousand dollars ($8,165,000), not later than December 1,2004, and provide an itemization thereof to Landlord. During the period beginning on the Effective Date and ending on September 30, 2007, the total amount of capital expenditures completed or under binding contract for construction by Tenant at the Winter Park Resort for Resort Operations that support (with support including without limitation base area skier services but expressly not including general base area offices and administration, employee housing or skier parking) the on-mountain activities of snowsliding, mountain biking and mountain hiking or other on-mountain recreational activities, when added to the Current Capital Maintenance Items and the aggregate expenditures from the Required Annual Capital Maintenance Amount, shall not be less than an aggregate of twenty-one million eight hundred eighty thousand dollars ($21,880,000). If during the period beginning on the Effective Date and ending on September 30,2007, the cumulative amount of EBITDA is at least forty-seven million dollars ($47,000,000), then the total amount of capital expenditures completed or under binding contract for construction by Tenant at the Winter Park Resort for Resort Operations that support (with support including without limitation base area skier services but expressly not including general base area offices and administration, employee housing or skier parking) the on-mountain activities of snowsliding, mountain

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biking, mountain hiking or other on-mountain recreational activities, when added to the Current Capital Maintenance Items and the aggregate expenditures from the Required Annual Capital Maintenance Amount, for the period beginning on the Effective Date and ending on September 30, 2009 shall not be less than an aggregate of forty million dollars ($40,000,000). During the period beginning on the Effective Date and ending on September 30,2012, the total amount of capital expenditures completed or under binding contract for construction by Tenant at the Winter Park Resort for Resort Operations that support (with support including without limitation base area skier services but expressly not including general base area offices and administration, employee housing or skier parking) the on-mountain activities of snowsliding, mountain biking, mountain hiking or other on-mountain recreational activities, when added to the Current Capital Maintenance Items and the aggregate expenditures from the Required Annual Capital Maintenance Amount, shall not be less than an aggregate of fifty million dollars ($50,000,000). If Tenant is substantially impaired from completing these requirements due to a “Force Majeure Event” (as defined below), Tenant shall have an extension of time for such time as is necessary to mitigate the impairment, but in no event more than twelve (12) months.

(d) “Force Majeure Event” means labor disputes, fire, unusual delay in transportation, adverse weather conditions, utility shortages, the effects of laws and regulations, construction material shortages, acts of terrorism or war, unavoidable casualties, acts of government where the government, though purporting to act in the course of its ordinary and customary procedures, imposes unreasonable delays or requirements which are beyond its authority or otherwise substantially inconsistent with its ordinary and customary procedures, or other causes beyond the reasonable control of the Tenant which by the exercise of reasonable efforts the Tenant is unable to overcome, and which Tenant was not able with reasonable diligence to foresee or avoid. However, Force Majeure Events shall specifically exclude any financing incapabilities or burdens of the Tenant, or a mere failure of performance by any agent or contractor of the Tenant.

5.4 Payment of Reimbursable Transaction Costs. On the Effective Date, Tenant shall pay as directed by Landlord cash in the amount of the Reimbursable Transaction Costs, reduced by (a) Reimbursable Transaction Costs that have been paid after July 6, 2002 and prior to the Effective Date by Landlord and have had the effect of reducing Current Assets and (b) Reimbursable Transaction Costs that have been accrued after July 6,2002 but not yet paid by WPRA that have the effect of increasing Current Liabilities to be assumed by Tenant pursuant to Section 3.2 hereof. The amount of the Reimbursable Transaction Costs shall constitute a part of the Agreed-Upon Indebtedness, and to the extent that the amount so paid by Tenant is not replaced by loan proceeds from a third-party Agreed-Upon Indebtedness Lender, Tenant shall be treated as an Agreed-Upon Indebtedness Lender as to such amount.

5.5 Allocation of Certain Costs and Revenues.

(a) Landlord acknowledges that Tenant and its affiliates operate multiple resorts, and that as a result, Tenant and its affiliates from time to time share certain operational and overhead costs and expenses including, without limitation, reservation services, sales and marketing, shared employees, information technology support, training, recruitment, project management, purchasing and risk management, and that in the future additional types of operational and overhead costs and expenses may arise. Landlord further acknowledges that from time to time, Tenant and its affiliates derive revenue from shared participation in corporate sponsorship or similar programs.

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(b) For purposes of determining Gross Revenue, EBITDA, Cash Flow for Annual Payment, and other amounts derived from the financial performance of Tenant under this Agreement, Tenant and its affiliates will be allocated a portion of such revenues and shared costs and expenses. Tenant shall be permitted to include such allocated revenues, costs and expenses in the calculation of Gross Revenue, EBITDA, Cash Flow for Annual Payment, and other amounts derived from the financial performance of Tenant under this Agreement on the following conditions and principles: (i) that such allocations are at all times calculated in a manner that is fair and equitable to Landlord; (ii) that such or similar allocations are not made in an inconsistent manner elsewhere within Intrawest Corporation and its affiliated entities to the disadvantage of Landlord; and (iii) that the allocations of any such revenues, costs or expenses bear a fair relationship to the benefits derived by the Winter Park Resort from such revenues, costs or expenses.

(c) The Parties specifically agree that: (i) under current circumstances where Intrawest Corporation and its affiliated entities operate village-based ski resorts, allocations for costs incurred by the Enterprise Group (a group of senior management individuals within the Intrawest Corporation group of companies who work with resort operating managers to develop and execute the strategy for operating initiatives and to transfer best practices) may be based pro rata on skier visit days if that forms the basis for such allocations for internal business purposes among the other resorts owned by Intrawest Corporation or its affiliates; (ii) that allocations for costs incurred by the IT Group (a group of individuals and systems within the Intrawest Corporation group of companies that, among other things, improve communication and relationships with guests and enhance guest services and convenience through the application of information technology) may be based on a reasonable charge per hour if that forms the basis for such allocations for internal business purposes among the other resorts owned by Intrawest Corporation or its affiliates; (iii) that allocations between or among Winter Park Resort and one or more other resorts in Colorado with respect to a resource shared between them may be on an equal basis if their access to and benefit from such resource is approximately equal or may be based pro rata on a count of resort traffic (such as ski visit days in the case of a resource shared between Winter Park Resort and Copper Mountain); (iv) that trade and joint programs with third parties (such as co-marketing) shall be allocated a reasonable credit for the revenue value and shall be charged a reasonable amount for the cost; and (v) that the value of Lift tickets provided or sold at a discount to guests in a program of Tenant or its affiliates whose revenues are not included in Gross Revenue (such as Club Intrawest) shall be included in Gross Revenue at the regular or discounted (as applicable) third party price for a comparable ticket.

(d) In addition to the allocation of revenues and expenses as described in this Section, Tenant and its affiliates from time to time also share certain capital expenditures, including, without limitation uniform computer systems used by Tenant and its affiliates. To the extent that Tenant is allocated amounts pertaining to such capital expenditures, such allocations may be credited by Tenant against the Required Annual Capital Maintenance Amount for such Fiscal Year on the condition that such allocations are at all times calculated according to the conditions and principles set forth in subparagraph (b) above.

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5.6 Statement of Amounts Due. Concurrently with each payment required by Section 5.1(d), Tenant shall deliver to Landlord a written statement, signed by an officer of Tenant, showing the calculation of the amounts due pursuant to such Sections, and setting forth in reasonable detail the financial statement information supporting such calculations. Such statements shall include a description of the manner in which all allocated costs were allocated pursuant to Section 5.5 and setting forth in reasonable detail the information necessary to verify the allocations.

5.7 Guaranty by Intrawest Corporation. Pursuant to the terms and conditions of the Parent Guaranty, Intrawest Corporation has guaranteed Tenant’s obligations to make payments under this Article V, proven damages on default for accrued and accelerated rent, and Tenant’s indemnity obligations to Landlord, if any, for wrongful or negligent acts.

ARTICLE VI

PERFORMANCE OBLIGATIONS OF TENANT

6.1 General Principles.

(a) Tenant shall use its controlling interest in the Winter Park Resort to conduct the Resort Operations in accordance with high quality industry standards for a recreational mountain resort that plans to become a destination resort. Tenant intends to make a reasonable level of investment of resources in the Winter Park Resort to improve its current competitive position and reputation within the resort industry and the quality of its operating assets, subject to and without expanding the specific obligations of Tenant to invest capital set forth elsewhere in this Lease, and otherwise subject to prudent business-oriented policies of Intrawest Corporation. Tenant is committed to outreach to all qualified people and firms and anticipates using its human, intellectual and technological resources to endeavor, in a manner consistent with sound business practices, to improve Winter Park Resort by improving on-mountain services and in general improving the on-mountain experience for guests of Winter Park Resort. In addition, Tenant intends to attempt to broaden the appeal of the Winter Park Resort beyond the winter experience by creating activities and experiences for guests at more times of the year. Finally, it is Landlord’s and Tenant’s desire that Winter Park Resort be economically viable on a stand-alone basis upon the expiration of the Term.

(b) Intrawest Corporation is a leader in North America in the development and operation of village-based recreational resorts and, in particular, ski resorts. Tenant shall provide a quality experience to its guests and shall not discriminate in devoting resources and attention to Winter Park Resort relative to the other ski resorts controlled by Intrawest Corporation or its affiliates. Tenant shall devote to Winter Park Resort an appropriate share of its human, intellectual and technological resources, exercising sound business judgment and conforming to industry standards for high quality mountain resorts of a size and character comparable to Winter Park Resort, taking into consideration the needs and requirements of Winter Park Resort as its size and character develop and evolve over the Term.

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(c) Tenant shall continue to operate, maintain and promote the Winter Park Resort as a quality resort experience both for day and for overnight guests. Except as otherwise prohibited because of a Force Majeure Event, and subject to snow and weather conditions, Tenant shall conduct the Resort Operations for skiing and snowboarding daily during the periods from Thanksgiving Day through Easter Day, and for summer activities from July 4th weekend through Labor Day weekend.

(d) Tenant or any lessee, sublessee, licensee, franchisee or other user of or through Tenant shall conduct the following activities and functions as seasonally appropriate solely on the Real Property and the National Forest System Lands: (i) Lifts, (ii) trails that are operated for a fee and that are used in connection with on-mountain sports activities such as snowsliding, mountain-biking and mountain-hiking, (iii) snowsliding schools, (iv) day-skier parking, (v) ski patrol, (vi) children’s day care, (vii) public lockers for day skiers, (viii) Mountain Base Area Cafeterias, and (ix) on-mountain maintenance facilities. Tenant or any lessee, sublessee, licensee, franchisee or other user of or through Tenant shall conduct the following activities and functions as seasonally appropriate on the Real Property and the National Forest System Lands to the extent conducted by Landlord on the Effective Date: (i) first aid, (ii) mountain sports equipment rentals, and (iii) retail sales of athletic equipment, apparel and accessories. Tenant may conduct any other commercial, residential or recreational activities on the Real Property and the National Forest System Lands consistent with this Agreement and the Forest Service Permits.

(e) Tenant shall not conduct its operations at the Winter Park Resort in a manner that would involve any illegal purposes or would constitute waste or a nuisance or would be likely to materially impair the value of the Leased Assets.

(f) Subject to the provisions of this Agreement, Tenant shall at all times hold open its facilities and provide service to all members of the public who shall conform to and abide by reasonable rules and regulations adopted by Tenant applicable to all users in compliance with all Applicable Laws prohibiting discrimination.

(g) Tenant shall use commercially reasonable efforts to ensure that the level of service, staffing and standards of hospitality at Winter Park Resort are comparable to those of other resorts of a similar size and character (as the size and character of Winter Park Resort develop and evolve over the Term), which reasonable efforts shall include continuing training and development of employees. The management, maintenance and operation of the Winter Park Resort and all services and facilities therein at all times during the Term shall be under the supervision and direction of an active, qualified, competent and experienced on-site manager subject at all times to the direction and control of Tenant.

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(h) Tenant shall take all proper and lawful steps (as reasonably deemed appropriate by Tenant) to discipline and/or terminate employees who participate in criminal acts in the Winter Park Resort, including illegal gambling, prostitution, illegal serving of alcoholic beverages, or acts of fraud and theft.

(i) Tenant agrees that it will procure, or cause to be procured, without expense to Landlord, all permits and licenses required by Applicable Laws for the conduct of any operation or facility that is operated by Tenant in the Winter Park Resort.

(j) Tenant agrees to use its good faith efforts (for example, by publicizing job opportunities in the media and on the internet) to recruit full-time and seasonal employees from within the City; provided, however, that this agreement by Tenant shall not be construed to limit in any way (other than the exercise of good faith) the right of Tenant to employ the persons of its choosing.

(k) Tenant shall continue to provide the financial and other support to the National Sports Center for the Disabled during the Term at least to the same extent as Landlord is required to provide such support to it under that certain Commercial Lease and License Agreement dated October 1, 2001, a copy of which Landlord has delivered to Tenant.

(1) Tenant agrees to continue in good faith to provide programs and special considerations that benefit the City’s and other youth to at least the same extent as was provided during the 2001-2002 season.

(m) Landlord has certified to Tenant a list, dated as of the Effective Date, of all persons who have been issued lifetime ski passes for the Winter Park Resort. Tenant agrees to honor the terms of all such passes during the Term in accordance with the privileges accorded such passes under Landlord’s lifetime ski pass program, the terms and conditions of which are described on Exhibit P attached hereto.

(n) Tenant shall maintain, replace and develop as necessary, space and facilities for Resort Operations on the Real Property and the National Forest System Lands at least equal in functional capacity to the amount of such space presently existing at the Winter Park Resort as of the Effective Date and such additional space as may be appropriate to the development of any new portal providing ski Lift access onto the mountains at the Winter Park Resort.

(o) Tenant shall establish a Winter Park Advisory Committee having no more than six (6) members, and the senior management members of Tenant shall meet with such committee at least semi-annually. The members of the committee shall include representatives of the Fraser Valley business and residential communities and governmental entities, as well as Landlord. The purpose of the committee is to provide a forum in which matters of concern for or relating to the Winter Park Resort and its impact on the Fraser Valley can be identified and discussed. The committee is an advisory board and is not a decision-making body.

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6.2 Triple Net Lease.

(a) This Agreement is intended and shall be construed to be a “triple net lease,” and, except as may be specifically provided in this Agreement, Tenant (i) assumes all responsibilities, duties, obligations, guarantees, risks, charges, taxes, assessments, costs or expenses of any nature of any kind whatsoever, and (ii) shall pay to Landlord, without notice, absolutely net throughout the Term, the Rental Payments provided for in this Agreement, free of any expense, charge or deduction whatsoever, with respect to the Leased Assets or the ownership, leasing, operation, management, maintenance, repairs, improving, use or occupancy thereof.

(b) In addition to all other obligations of Tenant specified in this Agreement, Tenant is responsible to pay all ordinary and necessary operating and maintenance expenses of the Winter Park Resort, including without limitation (i) salaries, wages and employee benefits of Tenant’s Winter Park Resort employees, (ii) repairs, maintenance and utilities, (iii) operating and administrative expenses of the operation of the Winter Park Resort, (iv) costs of marketing, advertising and business promotion, (v) sales and use taxes and ad valorem real and personal property taxes, (vi) insurance premiums, (vii) funding of the Required Annual Capital Maintenance Amount, (viii) the shared fees and charges allocated pursuant to Section 5.5, (ix) costs of deductibles or retentions, settlements, awards, attorneys’ fees and related costs attributable to items or expenses specified hereunder, (x) fees and charges under the Forest Service Permits, (xi) ground rent, (xii) the cost of supplies and materials used in the operation of the Winter Park Resort, and (xiii) principal and interest and any penalties, late charges or other payments or expenses, including transactional costs, under the Agreed-Upon Indebtedness (subject to the specific provisions relating thereto in this Agreement), the Permitted Equipment Financing and any other leasehold mortgage and any other borrowings of Tenant.

(c) Under no circumstances or conditions, whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties except to the extent expressly provided herein to the contrary, (i) shall Landlord be expected or required to make any payment of any kind whatsoever by reason of its estate or interest in the Leased Assets or by reason of any rights or interest of Landlord under this Agreement, nor (ii) shall there be any abatement, diminution, or reduction of, setoffs against or deductions from the Rental Payments, except as may be specifically provided in this Agreement or the Option Agreement.

(d) The obligations of Tenant to make the payments required hereunder and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to any defense (other than payment) or any right of set off (except as may be specifically provided in this Agreement), counterclaim, abatement or otherwise, and Tenant (i) will not suspend or discontinue, or permit the suspension or discontinuance of, any payments required to be paid hereunder, (ii) will perform and observe all of its other agreements contained in this Agreement, and (iii) will not suspend the performance of its obligations hereunder for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, failure of or a defect of title to the Leased Assets or any part thereof, destruction, damage or condemnation to or of all or any part of the Leased Assets, commercial frustration of purpose, or any change in the tax or other laws or administrative rulings of or administrative actions by the United States of America or the State of Colorado or any political subdivision of either.

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(e) Nothing contained in this Section 6.2 shall be construed to release Landlord from the performance of any of the agreements on its part herein contained; and in the event Landlord shall fail to perform any such agreement on its part, Tenant may institute such action against Landlord as Tenant may deem necessary to compel performance, provided that no such action shall (i) violate the covenants on the part of Tenant contained in this Agreement, or (ii) diminish the Rental Payments required to be paid by Tenant hereunder. Tenant may, however, at its own cost and expense and in its own name or in the name of Landlord (provided Landlord is a necessary party under law) prosecute or defend any action or proceeding or take any other action involving third persons which Tenant deems reasonably necessary in order to secure or protect its rights hereunder with respect to the Leased Assets, and in such event Landlord hereby agrees to reasonably cooperate with Tenant in all material respects and to take all action reasonably necessary to effect the substitution of Tenant for Landlord in any such action or proceeding if Tenant shall so request; provided that Landlord shall not be required to take any action which, in the reasonable judgment of Landlord would be prejudicial to the rights or interests of Landlord in connection with such action or proceeding or the facts giving rise thereto.

(f) Notwithstanding anything in this Agreement to the contrary, Tenant shall not include in its calculation of Cash Flow for Annual Payment or capital expenditures, as appropriate, the cost of developing any main line or right-of-way infrastructure such as roads and utilities, provided, however, that the cost of extensions of such infrastructure from the main lines or rights-of-way solely to the Leased Assets for the purpose of providing service or access to Resort Operations may be so included.

6.3 Shared Resources. As part of Tenant’s exercise of its controlling interest in Winter Park Resort, Tenant shall make available to the Winter Park Resort, and shall not discriminate against the Winter Park Resort with respect to, access to its various shared resources and Intrawest Corporation’s combined expertise in the planning, design, construction, operation and marketing of pedestrian villages and facilities on mountain. This expertise is embodied, without limitation, in a Resort Enterprise Team, programs such as Leadership, Sales and Development Schools, a resort reservations network, an information technology group, a company-wide customer relationship management database and technical support, and a lodging and sales group, all as may exist and/or be available from time to time. The collective advantage of being a member of the Intrawest Corporation group of resorts, which shall similarly be provided to Winter Park Resort on a non-discriminatory basis, also includes opportunities such as global purchasing and corporate sponsorships as may be available from time to time.

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6.4 Compliance with Applicable Law. At all times during the Term, Tenant shall comply with and cause the Leased Assets to comply with all laws applicable to the Leased Assets or the operation, use or possession thereof.

6.5 Tenant Obligation to Pay Certain Taxes. During the Term, Tenant shall file all required Tax returns (to the extent that it is legally permissible) and pay promptly all Taxes directly to the applicable Governmental Authority. Tenant may, in good faith and with due diligence, contest any Taxes levied on all or any portion of the Leased Assets, upon furnishing security reasonably acceptable to Landlord in an amount equal to 150% of such Taxes, and in such event may permit any lien securing such contested Taxes to remain undischarged and unsatisfied during the period of such contest and appeal therefrom if (a) Tenant shall effectively prevent or stay the execution, foreclosure or enforcement of such lien; or (b) such contest or appeal shall prevent or stay the execution or enforcement or foreclosure of such lien. If such lien is so stayed and such stay thereafter expires or if by nonpayment of any such items the Leased Assets or any portion thereof will be subject to loss or forfeiture, then Tenant shall forthwith pay and cause to be satisfied and discharged such lien. Landlord shall cooperate in all material respects with Tenant in any such contest at Tenant’s sole cost and expense. Tenant shall give timely notice to Landlord of all such liens of which it becomes aware; Tenant shall, with respect to all Taxes that are required to be paid by Tenant, (i) reimburse Landlord upon receipt of written request for reimbursement for any Taxes charged to or assessed against Landlord, (ii) on request of Landlord, submit to Landlord written evidence of Tenant’s payment of Taxes, and (iii) send a copy of all reports or returns relating to Taxes to Landlord.

6.6 Compliance with Environmental Laws.

(a) Tenant, in conducting any activity on the Real Property, shall comply with all applicable local, state or federal Environmental, Health and Safety Requirements, including, but not limited to, such Requirements regarding the storage, use and disposal of Hazardous Materials and regarding releases or threatened releases of Hazardous Materials to the environment. For purposes of this Lease the term “Hazardous Materials” shall mean asbestos and asbestos-containing materials, special wastes, polychlorinated biphenyls (PCBs), used oil or any petroleum products, natural gas, radioactive source material, pesticides, and any solid waste or hazardous waste as defined at 42 U.S.C. §§ 6903(27) and 6903(5) of the Solid Waste Disposal Act, any hazardous substance as defined at 42 U.S.C. § 9601(14) of the Comprehensive Environmental Response, Compensation and Liability Act, any criteria pollutant or hazardous air pollutant regulated under the Clean Air Act, 42 U.S.C. § 7401 et seq., and any rules or regulations promulgated pursuant to such statutes or any other applicable federal or state statute.

(b) Tenant shall acquire all necessary federal, state and local environmental permits and comply with all applicable federal, state and local environmental permit requirements relating to Tenant’s use of the Real Property.

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(c) Tenant agrees to ensure that (1) the Additional Leased Assets are designed, operated and maintained in a manner that mitigates environmental impact through commercially reasonable preventive measures, and (2) all Leased Assets at all times comply with all applicable federal, state and local environmental requirements. Tenant agrees to comply with all Applicable Laws regarding discharge or disposal of any Hazardous Materials to floors, floor drains, storm or sanitary sewer systems, surface or ground water, or the land surface at the Real Property.

(d) In the case of a release, spill or leak of Hazardous Materials, Tenant shall immediately contact all applicable federal, state and local agencies that are required to be contacted under such circumstances and to take any and all actions as may be required by such agencies to control and/or remediate the release, spill or leak. Tenant shall reimburse the Landlord for any penalties and all cost and expense, including, without limitation, reasonable attorney’s fees incurred by the Landlord as a result of the release or disposal by Tenant of any Hazardous Materials on the Real Property. Tenant shall also immediately notify Landlord in writing of the existence of a release, spill or leak, and the control and remediation response actions taken, and any responses, notifications or actions taken by any federal, state or local agency with regard to such release, spill or leak.

(e) Tenant shall make available for inspection and copy upon reasonable notice and at reasonable times, any or all of the documents and materials that Tenant has prepared pursuant to any requirement under this Section or submitted to any governmental or regulatory agency under this Section. If there is a requirement to file any notice or report of a release or threatened release of Hazardous Materials on, under or about the Real Property, Tenant shall provide a copy of such report or notice to Landlord.

If Tenant fails to comply with any applicable Environmental, Health and Safety Requirement, upon reasonable notice to Tenant and opportunity for Tenant to cure such failure (or commence and be diligently pursuing such cure) within ten (10) days of such notice, Landlord may elect, in addition to its rights and remedies described elsewhere in this Agreement, to enter the Real Property and take such measures as may be necessary to ensure compliance with such Requirements, all at Tenant’s expense. In the event of Tenant’s failure to take immediate measures to control a release, spill or leak of Hazardous Materials at the Real Property, the notice and opportunity to cure provision in this section is hereby waived to allow Landlord to take immediate action if Landlord so elects.

6.7 Inspection and Landlord’s Access. Landlord, through its duly authorized agents, shall have at any reasonable time the full and unrestricted right to enter the Real Property for the purpose of periodic inspection for compliance with the terms of this Agreement; provided, however, that except in the case of emergency (in which event no notice shall be necessary), such right shall be exercised upon reasonable prior notice to Tenant and with an opportunity for Tenant to have an employee or agent present.

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6.8 Non-Competition and Gaming.

(a) Tenant, for itself and its affiliates, agrees that it shall not conduct or maintain and, to the extent it is legally able to do so, it will not allow third parties to conduct or maintain the following activities and facilities on the Purchased Developable Land: (i) Lifts, (ii) trails that are operated for a fee and that are used in connection with on-mountain sports activities such as snowsliding, mountain biking and mountain hiking, (iii) snowsliding schools, (iv) day-skier parking, (v) ski patrol, (vi) children’s day care, (vii) public lockers for day skiers, (viii) Mountain Base Area Cafeterias, and (ix) on-mountain maintenance facilities.

(b) Tenant, for itself and its affiliates, agrees that, to the extent it is legally able to do so, it will not allow third parties to rent snowsliding equipment on the Purchased Developable Land. Tenant and its affiliates shall have the right to rent snowsliding equipment on the Purchased Developable Land, provided however, to the extent that such activity is Competitive Rentals, the revenue therefrom shall be included in Gross Revenue.

(c) If and when gaining is a legally permitted activity at the Winter Park Resort, the Parties acknowledge that such activity can significantly affect the Winter Park Resort in ways that cannot currently be predicted. Therefore, Tenant and Landlord and their affiliates shall not conduct such activity on the Real Property or on the Purchased Developable Land until Tenant and Landlord shall have first determined with one another in good faith the potential impact of gaining activity on the long-term economic viability of the Winter Park Resort and made such modificiations to this Lease and the Option Agreement as they mutually deem appropriate at that time to protect their respective interests and investments (including, without limitation, the interest of Landlord in preserving the Winter Park Resort as an economically viable stand alone business upon the expiration of the Term).

6.9 Development of Leased Assets.

(a) All construction work shall be performed in a good and workmanlike manner and in accordance with all Applicable Laws.

(b) Subject to Tenant’s right to contest as set forth in Section 6.9(c), Tenant shall not permit any mechanic’s lien for labor or materials furnished or alleged to have been furnished to it to attach to any portion of the Leased Assets; and Tenant herein agrees that if any mechanic’s lien is filed upon any portion of the Leased Assets (except to the extent such mechanic’s lien is caused by Landlord), Tenant shall protect and save harmless Landlord against any loss, liability or expense whatsoever by reason thereof and shall proceed with or defend, at its own expense, such action or proceedings as may be necessary to remove such lien from the records. Upon receipt of notice thereof by Landlord, Landlord shall promptly give Tenant written notice of the existence of any such mechanic’s lien in the Leased Assets, but the failure of Landlord to give such notice shall not affect the responsibilities of Tenant as set forth in this Section.

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(c) Tenant may, in good faith and with due diligence, contest any mechanic’s lien or other lien filed or established against all or arty portion of the Leased Assets, upon either removing the lien of record or by posting a bond in accordance with applicable Colorado law, or upon furnishing security reasonably acceptable to Landlord in an amount equal to 150% of such claim or lien, and in such event may permit such lien or charge to remain undischarged and unsatisfied during the period of such contest and appeal therefrom if (i) Tenant shall effectively prevent or stay the execution, foreclosure or enforcement of such lien or charge; or (ii) such contest or appeal shall prevent or stay the execution or enforcement or foreclosure of such lien or charge. If such lien or charge is so stayed and such stay thereafter expires or if by nonpayment of any such items the Leased Assets or any portion thereof will be subject to loss or forfeiture, then Tenant shall forthwith pay and cause to be satisfied and discharged such lien or charge or secure such payment by posting additional bond in form reasonably satisfactory to Landlord, Landlord shall cooperate in all material respects with Tenant in any such contest at Tenant’s sole cost and expense. Tenant shall give timely notice to Landlord of all such claims and liens of which it becomes aware.

(d) Tenant shall timely establish and record appropriate legal instruments that run with the title to the Real Property to evidence all necessary or appropriate legal rights, including without limitation access easements and reciprocal easement agreements, in connection with any development of the Real Property so that, when the Term expires (whether by maturity or by acceleration as provided in this Agreement), Landlord shall be able to efficiently and effectively operate the Winter Park Resort, including any Purchased Developable Land repurchased by or on behalf of Landlord or the City, as a stand-alone operation from the Purchased Developable Land.

6.10 Names.

(a) Tenant will retain the words “Winter Park” and “Mary Jane” prominently in the name of the Winter Park Resort in all promotional literature and primary signage.

(b) Tenant will retain the names of those ski runs identified on Exhibit Q attached hereto that commemorate individuals who have been important in the history of the Winter Park Resort.

(c) Tenant will consider the Winter Park Resorts heritage and history in naming or renaming most ski runs.

ARTICLE VII

REPORTS AND AUDITS

7.1 Quarterly Reports. Tenant agrees to furnish to Landlord in a form reasonably acceptable to Landlord not later than the thirtieth (30th) day immediately succeeding each Fiscal Year quarter during the Term other than the last quarter of each Fiscal Year, and the month immediately succeeding the expiration or termination of this Agreement, a true and correct statement of Gross Revenue and component items (in summary form) of Cash Flow for Annual Payment (EBITDA, Required Annual Capital Maintenance Amounts, and Required Interest Payments) for the preceding quarter, certified by the chief financial officer of Tenant.

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7.2 Annual Reports. Not later than ninety (90) days after the end of each Fiscal Year, Tenant shall deliver to Landlord and to the City annual report statements (in form and substance reasonably satisfactory to Landlord) that include:

(a) Statements of the Gross Revenue and Cash Flow for Annual Payment for the immediately preceding Fiscal Year (or portion thereof) included in the Term, which statements shall specify all Gross Revenue and component items of Cash Flow for Annual Payment (EBITDA, Required Annual Capital Maintenance Amounts, and Required Interest Payments), and shall be certified by the Accountants and acknowledged by an officer of Tenant as being accurate and complete.

(b) A statement from the chief financial officer of Tenant certifying that all fees and charges and all allocated costs comply with the categories, descriptions and limitations specified in this Agreement.

(c) Audited financial statements of the Tenant prepared by the Accountants on a non-consolidated basis, consistent with the form and information required to be disclosed by GAAP.

7.3 Maintenance of Records. Tenant shall, at all times during the Term, and consistent with good business practices:

(a) Prepare and maintain for the Winter Park Resort, in accordance with GAAP, adequate records that shall show all Gross Revenue received by Tenant, which records shall include, but need not be limited to, (i) copies of all gross income, sales, retail or excise tax returns filed with any governmental authority; (ii) bank deposit records; (iii) such other records, if any, which would normally be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of gross receipts; and (iv) the records, if any, of subleases, assignees, concessionaires, or licensees, furnished to Tenant in connection with such operations.

(b) Prepare and maintain for the Winter Park Resort in accordance with GAAP adequate records, that shall show all component items necessary and appropriate in determining Cash Flow for Annual Payment, which records shall include but need not be limited to such records that would be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of such items.

(c) Prepare and maintain, in accordance with reasonable practices consistent with the manner in which Tenant maintains such records at its other resorts, all skier and other paying guest visit records for the Winter Park Resort.

(d) Keep safe at the Winter Park Resort, or with the Landlord’s approval not to be unreasonably withheld, at another location in the greater metropolitan Denver area or elsewhere in Colorado within a fifty (50) mile radius of Copper Mountain or the Winter Park Resort, for a period ending not less than three (3) years after the close of each Fiscal Year, all of such records for each Fiscal Year.

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(e) Maintain, in a manner consistent with good business practices, a written inventory of the Leased Assets (other than units of personal property that individually have only a nominal value, such as office supplies, silverware and spare mechanical parts).

7.4 Inspections and Audits of Records. Until the expiration of three (3) years after the final Rental Payment, Tenant shall permit Landlord and duly authorized representatives of the City (and for the purposes of this Section, Landlord and Tenant specifically acknowledge that the City is an intended third party beneficiary and shall have the right to enforce the provisions of this Section which Landlord and Tenant may not modify without the prior written consent of the City), including without limitation the Mayor, Manager of Parks and Recreation and the City Auditor:

(a) At all reasonable times to examine the books, documents, accounts, papers and records of Tenant pertinent to transactions related to this Agreement.

(b) At any time after five (5) business days prior notice to Tenant of its intention to do so, cause to be made a complete audit of the records of Tenant for any or all of the most recent three (3) Fiscal Years during the Term. No such audit with respect to a Fiscal Year may be requested earlier than ninety (90) days after the end of such Fiscal Year. Any audit as described in this Section shall be at Landlord’s or the City’s expense except that if such audit discloses that, to the detriment of Landlord, actual Gross Revenue or actual Cash Flow for Annual Payment for any Fiscal Year exceeded by more than five percent (5%) the amount reported to Landlord, the cost of such audit shall be paid by Tenant if for such Fiscal Year the amount of Rental Payments actually made by Tenant was less than the amount payable. The acceptance of Rental Payments by Landlord computed on the basis of statements furnished by Tenant shall be without prejudice to Landlord’s and the City’s rights to inspect and/or audit the records pertaining to Gross Revenue and component items of Cash Flow for Annual Payment as authorized under this Section and upon the discovery following any such examination or audit of any discrepancy in the reporting of Gross Revenue and component items of Cash Flow for Annual Payment whereby rent has previously been underpaid, such deficiency together with interest thereon at the Interest Rate shall be immediately due and payable. If the inspection and/or audit under this Section reveals that rent has previously been overpaid, such overpayment shall be credited against the obligation of Tenant to make Rental Payments for the subsequent Fiscal Year or promptly repaid to Tenant, as determined by Landlord in its sole discretion; provided that after the Term any such excess shall be promptly repaid to Tenant.

(c) Tenant agrees that the City, and its authorized representatives, may inspect any sales tax return or report and accompanying schedules and data which Tenant may file with any municipal or state agency, and, solely for purposes of permitting the City to inspect such materials, Tenant waives any rights of confidentiality which it may have in connection therewith, except as specifically provided in Section 7.5 below.

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7.5 Confidentiality. If any documents submitted by any Person to Landlord or the City under this Agreement are deemed by such Person to be confidential business data, trade secrets, or otherwise not subject to public disclosure, such Person shall be required to clearly mark the documents as “Confidential” prior to delivering or making them available to Landlord or the City. If the City, or Landlord if applicable, receives a request for the production or disclosure of documents so marked, it will decline disclosure and notify such Person of such request; provided, however, that if any action is commenced against City or Landlord under the Colorado Open Public Records Act or otherwise seeking to compel production or disclosure of the documents, the Person asserting the confidentiality of such documents shall immediately intervene in such action, and whether or not such intervention is permitted, shall defend, indemnify and hold City and Landlord harmless from any costs, damages, penalties or other consequences of City’s or Landlord’s refusal to disclose or produce such documents.

ARTICLE VIII

DELIVERY; CONDITION; QUITE ENJOYMENT AND INDEMNIFICATION

8.1 Delivery and Acceptance of the Leased Assets. Landlord and Tenant acknowledge that Landlord shall tender possession of the Leased Assets to Tenant on the Effective Date. Except for the representations and warranties made by Landlord pursuant to Article XIII, Tenant accepts the Leased Assets “AS IS”, and hereby acknowledges that Landlord is not obligated to do any improvements or modifications to the Leased Assets.

8.2 Indemnification.

(a) Tenant shall defend, indemnify, hold harmless and reimburse Landlord and the City (and for the purposes of this Section, Landlord and Tenant specifically acknowledge that the City is an intended third party beneficiary and shall have the right to enforce the provisions of this Section which Landlord and Tenant may not modify without the prior written consent of the City), and their elected and appointed officials, officers, agents and employees from, for and against any and all loss, liability, damages, penalties, expenses and costs of whatever nature, causes of action, suits, claims, penalties, expenses, costs, demands, judgments, costs of defense, awards and settlements including, without limitation, payments of claims or liability resulting from any injury or death of any person or damage to or other destruction of any property, in any way arising out of use of the Leased Assets and resulting directly or indirectly from: (i) the willful misconduct or the negligent or tortious act or omission of Tenant or any sublessee, licensee, concessionaire, guest, invitee, contractor or subcontractor of Tenant or any of them, or their respective employees; (ii) the negligent or willful misconduct of Tenant or any sublessee in their use or occupancy of the Winter Park Resort or the use, design, construction or operation of the Leased Assets; or (iii) the violation by Tenant of any agreement, covenant or condition of this Agreement (collectively, “Liabilities”); provided, however, that Tenant need not indemnify or save harmless Landlord or City, or their elected and appointed officials, officers, trustees, agents and employees, from, for and against any Liabilities resulting from the sole fraud, willful misconduct, negligence or breach of fiduciary duty of their elected and appointed officials, officers, trustees, agents and employees. The provisions of this Section are limited to indemnification for third party claims, and shall survive the termination of this Agreement.

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(b) Tenant agrees to defend, indemnify and hold harmless Landlord and the City, and their elected and appointed officials, officers, agents and employees, from and against any and all claims or liability for compensation under any workers’ compensation statute arising out of injuries sustained by any employee of Tenant, or any sublessee, licensee, concessionaire, contractor or subcontractor of Tenant or any of them, except to the extent caused by the willful misconduct or grossly negligent act or omission of Landlord or the City, or their elected and appointed officials, officers, agents, employees, licensees (other than Tenant), contractors or subcontractors. However, nothing in this Section is intended or shall be construed to obligate Tenant to defend, indemnify or hold harmless Landlord or the City from or against any claim or liability under any workers’ compensation statute arising out of any injury sustained by any employee of Landlord or the City in the course of his or her employment with Landlord or the City. Tenant covenants that it shall cause its sublessees, licensees, concessionaires, contractors and subcontractors to maintain in effect at all times workers’ compensation insurance as required by law.

(c) Tenant shall control the defense of any claim, action, proceeding or suit for which Tenant indemnifies Landlord or the City pursuant to this Section. Landlord and City shall be invited to attend and participate in all meetings (including those related to settlement) and to appear and participate in all judicial proceedings and the right to approve the terms of any settlement related to such claim, action, proceeding or suit. If such legal action will not create future liability for Landlord or the City in any respect, then Tenant shall not be required to involve Landlord or the City in any such meetings or proceedings and may settle any such matters without the requirement of obtaining the approval of Landlord or the City.

(d) Without limiting the generality of any other provision hereof, Tenant shall reimburse Landlord and City for reasonable attorneys’ fees, expert witness fees and investigation expenses, including utilizing City’s Law Department, incurred by them in the active defense and handling of any suits and claims against which Tenant is required to provide indemnification under this Article VIII and in enforcing the provisions of this Agreement; provided that City or Landlord and not Tenant shall absorb at its own expense those attorneys’ fees incurred for routine monitoring and other relatively passive activity.

8.3 Quiet Enjoyment. Subject to the terms and conditions of this Agreement and the Forest Service Permits, Landlord warrants that so long as this Agreement is in full force and effect, Tenant’s peaceable and quiet enjoyment of the Leased Assets shall not be disturbed by Landlord or any Person claiming through or under Landlord.

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ARTICLE IX

INSURANCE

9.1 Coverage. Without limiting any of the other obligations or liabilities of Tenant under this Agreement, Tenant shall maintain the following:

(a) Insurance for casualties affecting the Improvements and Tangible Personal Property on an All Risk Special Cause of Loss Form including Difference in Conditions/Flood and Earthquake Coverage. Coverage shall include Change in Building Ordinance resulting in increased costs after a covered cause of loss. Coverage shall also include demolition, increased cost of construction and loss to undamaged portions of the building caused by enforcement of any building, zoning or land use law after a covered cause of loss. The limits of insurance must be equal to the full replacement cost of the Improvements and Tangible Personal Property. In addition, insurance for casualties shall also include Boiler and Machinery Insurance insuring against loss or damage to boilers, pressure vessels and other machinery. Boiler and Machinery Coverage may be provided as a part of the property insurance form or separately. Tenant shall be named insured, with Landlord and City named as additional insureds, as their interests may appear on all applicable property insurance policies. Coverage shall also include Loss of Business Income Insurance covering loss of income, extra expense and loss of rents. Such coverage shall include loss caused by action of a civil authority that prohibits access to the Leased Assets. Coverage shall also be provided for contingent business interruption, off-premises services time element losses, and shall also cover leased property alterations and new structures. Business Income Time Element coverage shall also include an extended period of indemnity of 180 days or a peak season coverage form. Business Income Insurance coverages shall provide sufficient proceeds for continuing expenses to make full payments to Landlord of its rent based on the greater of $2,000,000 per Fiscal Year or the annual average amount of Rental Payments payable to Landlord for the previous three (3) Fiscal Years. All such insurance shall include a waiver of rights of subrogation against Tenant, Landlord and the City. Any coinsurance penalties shall be eliminated or coinsurance shall be waived via the use of an agreed value endorsement. Property coverage may be provided on a blanket basis or through separate policies and programs.

(b) Commercial General Liability Insurance on an occurrence basis, insuring against any and all claims for bodily injury, death, personal injury and property damage for all of Landlord’s and Tenant’s operations associated with Leased Assets. Policy limits of not less that $25,000,000 per occurrence shall be provided. Required limits may be provided via a combination of primary, excess and umbrella policy layers. Such liability insurance shall provide coverage for premises operations, products and completed operations, explosion and underground hazards, as well as contractual liability insurance specifically covering, but not limited to, the contractual obligations assumed by Tenant pursuant to this Agreement, liquor legal liability, independent contractors, employees as additional insureds, and cross-liability coverage. Landlord and the City shall be listed as additional insureds.

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(c) Business Automobile Liability Insurance, Symbol 1, insuring against liability arising from the operation, maintenance and use of all owned, non-owned, hired, leased and rented trucks, automobiles and other vehicles for bodily injury, death or property damage, with a combined single limit for each occurrence of not less than $10,000,000. The Landlord and the City must be listed as additional insureds. A waiver of rights of subrogation against Tenant, Landlord and the City shall be required. Coverage limits may be provided via a combination of primary, excess and umbrella policies.

(d) Colorado Worker’s Compensation Insurance with statutory limits including an All States Endorsement and Employer’s Liability Insurance with liability limits of no less that $1,000,000 covering persons employed by Tenant in connection with the occupancy, use or operation of the Leased Assets. Such insurance must contain a waiver of subrogation against Landlord, and the City.

(e) Comprehensive Crime Insurance including Computer Fraud and Fidelity Bonds or employee dishonesty coverage with reasonable limits acceptable to Landlord covering Tenant’s employees in job classifications normally bonded or in a money handling capacity.

(f) Director’s and Officers Liability Insurance covering the activities and operational decisions made by officials, executives and managers of Tenant with limits of no less that $2,000,000 per claim. Coverage may be written on a claims made basis, and coverage shall be concurrent throughout the Term of this Agreement. All preparatory work undertaken by officials and managers of Tenant shall be covered as part of prior acts coverage, and an extended reporting and discovery period of no less than two years shall survive this Agreement.

(g) Environmental Impairment/Pollution Liability Insurance coverage shall be provided with a per-incident limit of no less than $10,000,000. Coverages shall include claims for bodily injury and property damage, claims for contract damages, diminution of property values, environmental cleanup costs and civil fines/penalties. Coverage shall also be provided for non-owned disposal sites. Landlord and the City shall be listed as additional insureds. Such insurance shall include a waiver of subrogation against Tenant, Landlord and the City.

(h) Such other insurance in amounts as Landlord in its reasonable judgment deems advisable for protection against claims, liabilities, damages, risks or perils and as at the time are customarily insured against with respect to improvements similar in character, size, general location, use and occupancy to the Improvements.

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9.2 General Insurance Provisions.

(a) All insurance described in this Section shall be in a form and written by a company or companies with a Best Rating of A-VIII (A-VII or better for participating companies) or better and which lawfully can write insurance in the State of Colorado.

(b) Any deductibles or self-insured retention, including off-shore retention/insurance programs, greater than $10,000 associated with the above coverage requirements and policies shall be funded at the sole risk of Tenant. Further, deductible and or self-insured retention/off-shore insurance programs in excess of $10,000 shall be subject to review and approval by the City’s Director of Risk Management on an annual basis and/or when significant changes are made to such programs. Pertinent supporting certified financial reports shall be submitted for such approval along with an explanatory cover letter.

(c) During construction, contractors shall be included as additional insureds under the policies provided by the Tenant. Certificates of insurance shall be provided to the Landlord and the City as such construction projects arise.

(d) Tenant shall deliver certificates of insurance, within twenty (20) days after the Effective Date, to Landlord (with copies to the City’s Director of Risk Management or such other person who has that responsibility). The certificates must be reasonably satisfactory to the Landlord and the City’s Director of Risk Management. If such certificates are unavailable within such 20-day period, Tenant shall provide within such time a letter from a recognized insurance broker certifying the coverages and limits in effect applicable to this Agreement, and Tenant shall continue to diligently pursue the delivery of the certificates.

(e) Upon the Landlord’s or the City’s request, Tenant shall make available for review at the offices of the City’s Director of Risk Management certified copies of the insurance policies.

(f) Each such policy and certificate must contain a special endorsement providing that such policy will not be canceled or materially changed or altered without first giving forty-five (45) days prior notice to the City’s Director of Risk Management.

(g) Not less than sixty (60) days prior to the expiration or anniversary of such policies, Tenant shall deliver to Landlord confirmation that such policies are being renewed or replaced, in accordance with all of the provisions of this Section. An endorsement shall be included to each policy prohibiting cancellation of such policy without at least forty-five (45) days’ prior written notice to Landlord and the City. Tenant shall deliver to the City’s Director of Risk Management any renewal certificates for such insurance at least seven (7) days prior to the expiration of any such policies.

9.3 Settlement and Payment of Claims. Except as otherwise specified in this Section, the loss, if any, under any property policies provided for in this Article IX shall be adjusted with the insurance companies by Tenant, subject to the approval of the Landlord, Landlord’s approval shall not be unreasonably withheld or delayed so long as there is no Event of Default hereunder. Proceeds of insurance resulting from any property loss shall be paid to Tenant and disbursed for the purpose or paying for the cost of restoring the Improvements pursuant to Tenant’s obligations under this Agreement. Proceeds from any liability insurance shall be used to discharge the liability to which such proceeds pertain.

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9.4 Failure to Insure. Failure by Tenant to take out or maintain any insurance required hereunder shall not relieve Tenant from any liability under this Agreement, nor shall the insurance requirements hereof be construed to conflict with or otherwise limit any contractual obligations, including those of indemnification, of Tenant herein. If at any time Tenant fails or neglects to insure the Leased Assets as aforesaid, or to deliver such policies or certificates as aforesaid, the Landlord may, but shall not be obligated to, effect such insurance by obtaining policies issued by companies satisfactory to Landlord. The amount of the premium or premiums paid for such insurance by Landlord shall be payable by Tenant to Landlord immediately, with interest thereon at the Interest Rate from the date of payment of such premium or premiums by Landlord to the date of such reimbursement by Tenant.

9.5 Adjustment of Insurance Coverage. Notwithstanding the above, Tenant agrees that the City’s Director of Risk Management may at its election reevaluate the reasonableness of the amounts of insurance coverage required herein every three (3) years, and if such amounts have become inadequate, in such Director’s commercially reasonable judgment consistent with industry standards, to provide the coverage intended by this Agreement, the Director may require such additional insurance or policy amounts as necessary to provide such intended coverage. Any terms used in this Article IX that are terms of art within the insurance industry shall, as such terms change from time to time, be deemed to be replaced with any such changed term that is closest in meaning to the original term.

9.6 Prohibition on Acts Affecting Insurance Coverage. Tenant shall not do or permit to be done anything, either by act or failure to act, which shall cause the cancellation of any policy of property insurance for the Leased Assets or any part thereof. Further, if Tenant shall do or permit to be done anything, either by act or failure to act, that shall cause an increase in the premiums for property insurance for such property, then Tenant shall either pay the amount of such increase or purchase additional insurance with terms reasonably satisfactory to the City’s Director of Risk Management, and such increase costs shall be taken into account (by reducing EBITDA) in the amount of Cash Flow for Annual Payment.

9.7 Insurance Under Separate Contracts. All contracts and agreements between Tenant and any third parties relating to the design and construction of the Improvements which contain insurance and indemnification provisions in favor of Tenant shall also extend the protection afforded by such insurance and indemnification provisions in favor of Landlord and the City.

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ARTICLE X

INDEBTEDNESS

10.1 Agreed-Upon Indebtedness. To the extent arranged by Tenant at its expense and from time to time during the Term, Tenant may cause Landlord to incur or refinance Agreed-Upon Indebtedness on the condition that at no time during the Term shall the aggregate outstanding principal amount of Agreed-Upon Indebtedness exceed thirty-three million dollars ($33,000,000) over the Term, less principal payments required to be made by Landlord pursuant to Section 10.4 or otherwise voluntarily made by Landlord. Such maximum aggregate amount shall not be reduced to the extent Tenant or Landlord makes repayments of principal for the purpose of refinancing any then-existing Agreed-Upon Indebtedness or Tenant makes any other payments of principal that are required to be made pursuant to the terms of the Agreed-Upon Indebtedness Documents from time to time. Except for payments of principal that Landlord is required to make pursuant to Section 10.4 of this Agreement, Tenant is required to make all payments of principal and interest for the Agreed-Upon Indebtedness during the Term. Agreed-Upon Indebtedness may not be borrowed again in the manner of a revolving debt to the extent of principal payments made by or on behalf of the Landlord. The terms of the Agreed-Upon Indebtedness shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and Landlord shall execute, have acknowledged, and deliver such Agreed-Upon Indebtedness Documents as may be required by the Agreed-Upon Indebtedness Lender to evidence and otherwise document the Agreed-Upon Indebtedness from time to time and to provide the security for any Agreed-Upon Indebtedness specified in Section 10.3 of this Agreement, provided that the terms of such Agreed-Upon Indebtedness Documents are commercially reasonable and do not impose upon Landlord any obligations or requirements that are outside the scope of Landlord’s obligations and requirements under applicable laws or as set forth in this Lease, the Option Agreement or the First Loan Documents. Landlord agrees that it will not withhold, delay or condition its approval of Agreed-Upon Indebtedness Documents that have terms and conditions comparable in substance to the First Loan Documents that Landlord executes in connection with the Closing. Nothing in this Section shall restrict the right of Tenant to incur other indebtedness, which does not constitute Agreed-Upon Indebtedness, in accordance with Section 10.6 below.

10.2 Use of Agreed-Upon Indebtedness. Unless otherwise agreed between Landlord and Tenant, Landlord shall pay, or shall authorize each Agreed-Upon Indebtedness Lender to pay, promptly and directly to Tenant the net proceeds of Agreed-Upon Indebtedness that represent the increase over the amount of outstanding indebtedness of Landlord existing immediately prior to the Effective Date, which net proceeds Tenant shall use only to fund the amount of (a) the Current Capital Maintenance Items, (b) the Reimbursable Transaction Costs, (c) those certain long-term liabilities described on Exhibit R attached as a part hereof, and (d) the Transition Costs.

10.3 Security for Agreed-Upon Indebtedness. Landlord shall, at the request of Tenant, execute, have acknowledged and deliver such collateral instruments as the Agreed-Upon Indebtedness Lender may require to secure the repayment of the Agreed-Upon Indebtedness with a lien encumbering the Real Property that is “Development Parcels” (as defined in the Option Agreement) but not Real Property that is “Resort Operations Space”, “Resort Parcels”, “Lift Parcels” or “Resort Operations Core Area” (as those terms are defined in the Option Agreement); provided, however, Landlord shall have no obligation to execute any such collateral instrument if the terms of such collateral instrument, or the recording of such collateral instrument, would violate or result in a default under any Agreed-Upon Indebtedness that is secured by a senior lien on the Development Parcels. Landlord shall have no obligation to offer as collateral for Agreed-Upon Indebtedness any Resort Operations Space, Resort Parcels, Lift Parcels or “Resort Operations Core Area” (as defined in the Option Agreement) or any of its assets other than the Development Parcels. Upon request of the Agreed-Upon Indebtedness Lender, Tenant shall encumber its leasehold estate, rights, title and interest under this Agreement as security for the Agreed-Upon Indebtedness. The security or lien of any Affiliate Lender shall not be in the form of an instrument containing, and no Affiliate Lender shall have a right to, a power of sale. Notwithstanding the provisions of Section 16.1 of this Lease, Tenant at all times shall have the right, without Landlord’s consent, to encumber its leasehold estate, rights, title and interest under this Agreement as security for the Agreed-Upon Indebtedness or, subject to Article XVI of this Lease, any indebtedness separate from the Agreed-Upon Indebtedness.

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10.4 Repayment of Agreed-Upon Indebtedness. The Option Agreement sets forth the conditions upon which Intrawest Development Corp. or its affiliate or a successor permitted by the terms of the Option Agreement may, from time to time, exercise its option to purchase parcels of the Real Property and the price at which parcels of land may be purchased thereunder. Landlord shall apply no less than ninety percent (90%) of the net proceeds to be received by Landlord from the purchase by Intrawest Development Corp. or its affiliate or a successor permitted by the terms of the Option Agreement of parcels of the Real Property pursuant to the Option Agreement to the repayment of Agreed-Upon Indebtedness. If requested by Tenant, Landlord agrees that Intrawest Development Corp. may deliver the portion of the Development Parcel purchase price to be paid against the principal of the Agreed-Upon Indebtedness directly to the Agreed-Upon Indebtedness Lender, and further agrees to take such actions, and execute such instruments as may be necessary to authorize the Agreed-Upon Indebtedness Lender to accept such payments and apply such payments to the prepayment of the Agreed-Upon Indebtedness. Landlord reserves the right to make other payments of principal as it in its sole discretion may determine from time to time, and Tenant agrees not to enter into any loan agreement or document with respect to the Agreed-Upon Indebtedness that restricts or conditions that right, except as mutually agreed between Landlord and Tenant. If the Agreed-Upon Indebtedness has been paid in full at a time when Landlord is entitled to receive proceeds from the purchase by Intrawest Development Corp. of parcels of the Real Property pursuant to the Option Agreement, then all of such proceeds shall be paid directly to Landlord.

10.5 No Limitation on Tenant Right to Borrow. Nothing herein shall restrict the right of Tenant to obtain indebtedness separate from the Agreed-Upon Indebtedness, including without limitation the Permitted Equipment Financing, so long as neither the Landlord nor the City shall have any liability with respect to such other indebtedness (including the Permitted Equipment Financing), the payment of interest thereon does not affect Cash Flow for Annual Payment, and except to the extent required in connection with Permitted Equipment Financing as to certain Tangible Personal Property, such indebtedness is not secured by any Encumbrance on the Leased Assets (other than such Encumbrance by Tenant of its rights under this Agreement to its lenders).

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10.6 Rights of the Agreed-Upon Indebtedness Lender.

(a) No cancellation, surrender, or modification of this Agreement shall be effective as to any Agreed-Upon Indebtedness Lender unless notice has been provided to said Agreed-Upon Indebtedness Lender at least sixty (60) days prior to the effective date of said cancellation, surrender, or modification. With respect to any such cancellation or surrender, Agreed-Upon Indebtedness Lender shall have the rights given to it in this Section. With respect to a modification, such modification shall be effective after said sixty (60) days notice unless the Agreed-Upon Indebtedness Lender shall provide notice of its objection to Landlord and Tenant before the expiration of said sixty (60) day period, in which event the modification shall not be effective. It is acknowledged and agreed by Landlord and Tenant that Tenant shall have the sole obligation to obtain any consents that may be required by an Agreed-Upon Indebtedness Lender (which consents, at the discretion of such Agreed-Upon Indebtedness Lender, may be given to Landlord and Tenant in advance as to certain subjects or categories of modifications).

(b) Landlord, upon giving Tenant any notice of an Event of Default or termination of this Agreement, or notice of a matter on which Landlord may predicate or claim an Event of Default, shall, at the same time, provide a copy of such notice to the Agreed-Upon Indebtedness Lender. Any notice to be given by Landlord or Tenant to an Agreed-Upon Indebtedness Lender pursuant to any provision of this Section shall be deemed properly given if done so in accordance with the notice provisions of this Agreement. From and after the date such notice has been given to the Agreed-Upon Indebtedness Lender and prior to Landlord’s exercise of any rights or remedies hereunder, such Agreed-Upon Indebtedness Lender shall have the same period, after the giving of such notice, for remedying any Event of Default or acts or omissions which are the subject matter of such notice or for causing the same to be remedied, as is provided to Tenant herein, plus, in each instance, the additional periods of time specified below, if any, to remedy, commence remedying or cause to be remedied the Events of Default or acts or omissions which are the subject matter of such notice. Landlord shall accept such performance by or at the instigation of such Agreed-Upon Indebtedness Lender as if the same had been done by Tenant. Tenant hereby authorizes the Agreed-Upon Indebtedness Lender to take any such action at such Agreed-Upon Indebtedness Lender’s option and hereby authorizes entry in the Real Property and access to the Leased Property by the Agreed-Upon Indebtedness Lender for such purpose.

(c) Anything contained in this Agreement to the contrary notwithstanding, if any Event of Default shall occur which entitles Landlord to terminate this Agreement, Landlord shall have the right to terminate this Agreement only if Landlord shall notify the Agreed-Upon Indebtedness Lender of Landlord’s intent to so terminate at least sixty (60) days in advance of the proposed effective date of such termination, provided, however, that the provisions of subparagraph (d) below shall apply if, during such 60-day termination notice period the Agreed-Upon Indebtedness, Lender shall;

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(i) Notify Landlord of such Agreed-Upon Indebtedness Lender’s desire to cure such Event of Default;

(ii) Make or cause to be made to Landlord all Rental Payments and other payments then due and in arrears and which may become due during such 60-day period; and

(iii) Comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Agreement then the subject of an Event of Default and reasonably susceptible of being complied with by such Agreed-Upon Indebtedness Lender.

(d) If Landlord elects to terminate this Agreement by reason of any Event of Default of Tenant, and if an Agreed-Upon Indebtedness Lender shall have proceeded in the manner provided for by subparagraph (c) above, the specified date for the termination of this Agreement as fixed by Landlord in its termination notice shall be extended to a period of time as may be required for the Agreed-Upon Indebtedness Lender, proceeding with reasonable diligence, to complete the acquisition or sale of Tenant’s interest in this Agreement by foreclosure or other appropriate means plus an additional sixty (60) days, provided that such Agreed-Upon Indebtedness Lender shall, during such period:

(i) Make or cause to be made the Rental Payments and other monetary obligations of Tenant under this Agreement as the same become due, and continue its good faith efforts to perform all of Tenant’s other obligations under this Agreement;

(ii) If not enjoined or stayed, take steps to acquire or sell Tenant’s interest in this Agreement by foreclosure or other appropriate means and procedures which shall be completed with due diligence; and

(iii) In good faith and with due diligence, and subject to any requirements or conditions of the Forest Service Permits, use its best efforts to maintain the continued operations of the Winter Park Resort by application for a receiver (and Landlord hereby consents to the appointment of a receiver), agreement with Tenant or other legal means.

(e) If at the end of such period described above in subparagraph (d) such Agreed-Upon Indebtedness Lender is complying with the foregoing requirements, this Agreement shall not then terminate, and the time for completion by such Agreed-Upon Indebtedness Lender of its foreclosure or other proceedings shall continue so long as such Agreed-Upon Indebtedness Lender is enjoined or stayed and thereafter for so long as such Agreed-Upon Indebtedness Lender proceeds to complete steps to acquire or sell Tenant’s interest in this Agreement by foreclosure or by other appropriate means with diligence and continuity, provided the Agreed-Upon Indebtedness Lender continues to comply with subparagraph (d) above. Nothing in this subparagraph, however, shall be construed to extend this Agreement beyond the Term nor to require an Agreed-Upon Indebtedness Lender to continue such foreclosure proceedings after any Event of Default has been cured.

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(f) If an Agreed-Upon Indebtedness Lender is complying with all of the terms of the Agreement, upon the acquisition of Tenant’s estate herein by such Agreed-Upon Indebtedness Lender or its designee or any other purchaser at a foreclosure sale or otherwise, this Agreement shall continue in full force and effect as if Tenant had not defaulted under this Agreement.

(g) The Agreed-Upon Indebtedness Lender, as such, shall not be required to assume the performance of any of the terms, covenants, or conditions on the part of Tenant to be performed hereunder; but the Agreed-Upon Indebtedness Lender upon foreclosure or any purchaser at any sale of this Agreement and of the leasehold estate hereby created in any proceedings for the foreclosure of any security interest in the Tenant’s rights under this Agreement, or the assignee or transferee of this Agreement and of the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure shall be deemed to have agreed to perform all of the terms, covenants, and conditions on the part of Tenant to be performed hereunder accruing from and after the date of such foreclosure, purchase and assignment, but only for so long as such purchaser or assignee is the holder of the leasehold estate.

(h) Any Agreed-Upon Indebtedness Lender or other acquirer of the leasehold estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure, or other proceedings may, upon acquiring Tenant’s leasehold estate, sell and assign the leasehold estate to such Persons as qualified assignees as provided in this Agreement. Upon any such sale and assignment by the Agreed-Upon Indebtedness Lender, such Agreed-Upon Indebtedness Lender shall be released from all liability under this Lease thereafter arising. Notwithstanding the terms of Section 16.1 of this Agreement, Landlord shall not unreasonably withhold or delay its consent to a proposed assignee, sublessee or transferee from the Agreed-Upon Indebtedness Lender or pursuant to a foreclosure of the Agreed-Upon Indebtedness so long as the proposed assignee, sublessee or transferee:

(i) Has, in the reasonable judgment of Landlord, the financial capacity and access to capital markets necessary to operate, maintain, develop and add to the Leased Assets being assigned, sublet or transferred in the manner and consistent with the standards set forth in this Agreement;

(ii) Is not “insolvent” within the meaning of the Colorado Uniform Commercial Code, and provides a certificate from its chief financial officer to the Landlord stating that such Person is not insolvent under the meaning of the federal bankruptcy law;

(iii) Has, in the reasonable judgment of Landlord, both adequate resort and real estate development experience, in operating, maintaining and developing regional and destination ski resorts, provided, however, that if circumstances have changed at the time of the proposed assignment, sublease or transfer such that skiing is not the predominant amenity at the Winter Park Resort, then the core business of the proposed assignee, sublessee or transferee shall be relevant to the predominant resort activity or activities then existing at the Winter Park Resort; and

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(iv) Has a good business and moral reputation as determined by the Landlord in its reasonable and informed judgment.

(i) Nothing contained in this Section 10.6 shall require any Agreed-Upon Indebtedness Lender, as a condition to its exercise of any of its rights hereunder, to cure any Event of Default of Tenant not reasonably susceptible of being cured, including without limitation, an assignment for the benefit of creditors by Tenant, the failure by Tenant to discharge a judgment or attachment, or the appointment of a receiver or trustee for Tenant or its assets, in order to comply with the provisions hereof. If this Agreement is deemed terminated by operation of law in connection with such an Event of Default, then Landlord agrees that with respect to an Agreed-Upon Indebtedness Lender this Agreement shall nevertheless be deemed to have continued in full force and effect on the same terms and conditions as set forth in this Agreement for the remainder of the Lease Term, and Landlord agrees to enter into a new Lease with such Agreed-Upon Indebtedness Lender or its assignee, subject to Agreed-Upon Indebtedness Lender fulfilling the requirements of this Section 10.6. Landlord and Tenant each acknowledges that Events of Default not reasonably susceptible of being cured by an Agreed-Upon Indebtedness Lender shall include but not be limited to (i) any assignment or attempted assignment by Tenant in violation of this Lease; (ii) any Event of Default which relates uniquely and specifically to Tenant as an entity (e.g., any dissolution or bankruptcy of Tenant); and (iii) any of the Events of Default specified in Sections 15.1 (d) through (k) and (n).

(j) If the Agreed-Upon Indebtedness Lender shall foreclose upon the Tenant’s interest in this Agreement or assumes the Agreement in lieu of foreclosure, the acquiring party shall be bound by the terms and conditions of this Agreement, and in the exercise of any of its remedies will have no greater rights than Tenant except as otherwise expressly provided in this Article X. Notwithstanding any contrary or inconsistent provision of this Agreement, if any Third Party Lender succeeds to Tenant’s estate, rights, title and interest under this Agreement, by a foreclosure, a conveyance or assignment in lieu of foreclosure, or otherwise, such Third Party Lender (but no other Person, such as a purchaser at any foreclosure sale or any Person succeeding to Tenant’s estate, rights, title and interest by any conveyance or assignment by such Third Party Lender) shall be relieved of, and have no obligation to pay or perform, Tenant’s obligations set forth in Section 5.3(b) of this Lease (but such Third Party Lender shall perform Tenant’s obligations set forth in Section 5.3(b) to the extent that there is sufficient Cash Flow for Annual Payment after payment of any Required Quarterly Payments) and 5.3(c) of this Lease. Any Person succeeding to the right, title and interest of Tenant by a conveyance or assignment by any Agreed-Upon Indebtedness Lender shall be bound by, and shall pay and perform, all of Tenant’s obligations under said Sections 5.3(b) (with such obligations accruing to the extent there is not sufficient Cash Flow for Annual Payment after payment of any Required Quarterly Payments during the time such Third Party Lender holds Tenant’s estate, rights, title and interests under this Agreement) and 5.3(c), but the deadlines for funding any deficiency in the Required Annual Capital Maintenance Amount under Section 5.3(b) and for achieving the specified levels of capital expenditures under Section 5.3(c) shall be delayed by a period equal to the length of time such Third Party Lender held Tenant’s estate, rights, title and interests under this Agreement.

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10.7 Affiliate Lenders. An Affiliate Lender may be an Agreed-Upon Indebtedness Lender, and in such event the Affiliate Lender shall have all of the rights of an Agreed-Upon Indebtedness Lender. At any time that an Affiliate Lender is an Agreed-Upon Indebtedness Lender, the terms of the Agreed-Upon Indebtedness shall be no more burdensome to Landlord than the terms of any Agreed-Upon Indebtedness Documents for the benefit of the most senior Third Party Lender, subject to the following conditions:

(a) The lien granted by Landlord according to Section 10.3 of this Agreement and any other security for the Agreed-Upon Indebtedness owed to any Affiliate Lender shall be subordinate to the lien and other security relating to any Agreed-Upon Indebtedness owed to any Third Party Lender.

(b) The Agreed-Upon Indebtedness Documents with respect to Agreed-Upon Indebtedness owed to an Affiliate Lender shall provide that, after (i) a default in the payment or performance of any then outstanding obligations owed to Landlord by Tenant, Intrawest Development Corp., Intrawest Holdings, Intrawest Corporation, or any of their affiliates, (ii) notice to the defaulting party describing the nature of such default, and (iii) the expiration of any period to cure such default provided under the agreements or documents creating, evidencing or securing such obligations, the Landlord shall have the right to set off a credit against the Agreed-Upon Indebtedness owed to such Affiliate Lender in an amount equal to any sums past due or otherwise then immediately payable with respect to any such outstanding obligations owed to Landlord by Tenant, Intrawest Development Corp., Intrawest Holdings, Intrawest Corporation, or any of their affiliates. Any amount so set off or credited shall be applied first to any costs and charges of enforcing Landlord’s rights and remedies, then to accrued interest, and last to principal.

(c) Any Agreed-Upon Indebtedness owed to an Affiliate Lender, if not refinanced at an earlier date with Agreed-Upon Indebtedness advanced by a Third Party Lender, shall be due and payable at the earlier of (i) immediately upon the ordinary expiration of the Term of this Agreement, as the same may be extended, or (ii) one (1) year after the date of any early termination of this Agreement.

(d) If, at the time an Affiliate Lender advances any Agreed-Upon Indebtedness, Landlord owes no Agreed-Upon Indebtedness to any Third Party Lender, the Agreed-Upon Indebtedness Documents relating to the Agreed-Upon Indebtedness owed to such Affiliate Lender shall be in substance the same as the First Loan Documents, except that (i) the lien of such Affiliate Lender shall not in any event be in the form of an instrument containing a power of sale, and (ii) the rate of interest in effect under such Agreed-Upon Indebtedness Documents (at all times other than after an Event of Default or after maturity) shall be equal to the average cost (expressed as a percentage) of all funds borrowed by Intrawest Corporation (or its permitted successor and assign) at the time of such advance.

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10.8 Permitted Equipment Financing.

(a) From time to time during the Term, Tenant may incur Permitted Equipment Financing in conjunction with financing the acquisition, repair, improvement or replacement of specific items of Tangible Personal Property other than Lifts and components of Lifts. The maximum principal amount of such Permitted Equipment Financing at any given time may not exceed, in the aggregate, $1,000,000, multiplied by the PPI Escalation. To the extent Permitted Equipment Financing is used to acquire, repair, improve or replace specific items of Tangible Personal Property, Tenant shall be permitted to retain ownership of and encumber such items of Tangible Personal Property. Upon expiration of the term and payment in full of the Permitted Equipment Financing, Tenant shall convey any such Tangible Personal Property free and clear of all Encumbrances to Landlord, and Landlord shall lease such Tangible Personal Property to Tenant as Additional Leased Assets.

(b) In negotiating the terms of any Permitted Equipment Financing, Intrawest shall ensure that pursuant to its terms, any Permitted Equipment Financing shall be due and payable by Intrawest prior to or immediately upon expiration or earlier termination of this Agreement.

(c) Any contrary or inconsistent provision of this Agreement notwithstanding, Tenant may lease assets (other than (i) Lifts, (ii) related equipment such as motors, chairs and cable, and (iii) improvements on National Forest System Lands if the leasing of such improvements is prohibited by the Forest Service Permits) from third parties under a true operating lease under GAAP, and may hold the lessee’s interest, and exercise the lessee’s rights, under any such leases during the Term. Upon the expiration or earlier termination of this Agreement, Tenant shall assign to Landlord any rights, title and interests held by Tenant under any such leases remaining unexpired or undetermined at that time if requested by Landlord.

(d) Neither Landlord nor the City shall have any liability whatsoever with respect to any Permitted Equipment Financing or any true operating leases in the name of Tenant, unless Landlord shall elect to assume the same upon termination of this Agreement.

(e) Landlord shall execute, have acknowledged, and deliver to Tenant at Tenant’s expense from time to time any certificates, documents and instruments reasonably requested by Tenant for the purpose of evidencing or confirming Landlord’s agreements and obligations under this Section 10.8. Landlord shall also execute, have acknowledged, and deliver any waivers, consents, acknowledgements and grants of  access reasonably requested by the lessor under the lease of any Tangible Personal Property or Intangible Personal Property or any lender providing Permitted Equipment Financing for the limited purpose of permitting any such lessor or lender to enter upon the Leased Assets, to take possession of its leased property or the collateral for any such Permitted Equipment Financing or otherwise to exercise its rights and remedies under any such lease or the documentation evidencing or securing such Permitted Equipment Financing, and Landlord shall not charge any such lessor or lender (or Tenant) a rental or other fee for such waivers, consents, acknowledgements or grants.

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ARTICLE XI

NATIONAL FOREST SYSTEM LANDS OPERATING AGREEMENT

11.1 Maintenance of National Forest Service Permits

(a) Landlord is the current permittee under the Forest Service Permits. Concurrently herewith, Landlord and Tenant are going through the process of requesting that the United States approve the Tenant as the controlling operator (pursuant to 32 CFR 251.55(a)) of the improvements on the National Forest System Lands.

(b) Landlord and Tenant agree that during the term of the Forest Service Permits, as they may be extended or reissued from time to time, Tenant shall be maintained as the controlling operator of the National Forest System Lands to the maximum extent permitted by the United States applicable rules, regulations and policies. Tenant shall not cause to be made any expansion, contraction or other modification to the boundaries covered by the Forest Service Permits without the prior approval of Landlord, which approval shall be in its sole and absolute discretion. During the term of the Forest Service Permits, Landlord and Tenant agree to execute and deliver from time to time all other appropriate agreements and other instruments, and take any other actions not inconsistent with this Agreement as may be necessary to comply with the foregoing.

(c) Landlord and Tenant agree that they shall cooperate in requesting that any Forest Service Permits in effect upon expiration of the Term shall be reissued in the name of Landlord, or such other name as Landlord shall designate consistent with U.S. Department of Agriculture, Forest Service applicable rules, regulations and policies.

(d) Landlord and Tenant acknowledge that the Forest Service Permits do not convey an interest in land or establish a leasehold interest in National Forest System Lands.

11.2 Obligations With Respect to Forest Service Permits. Tenant shall take any and all actions necessary to maintain the Forest Service Permits in full force and effect in all respects, including without limitation compliance with their conditions and the payment of all applicable fees and charges. Tenant shall take all actions necessary to cause all renewals of the Forest Service Permits to be made when necessary. Nothing contained in this Agreement shall be construed to relieve Landlord from any obligations it may have to the United States through the Forest Service Permits or United States applicable rules, regulations and policies.

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11.3 Term. Notwithstanding the Term of the Lease, the term of the operating agreements contained in this Agreement with respect to the operation of the improvements to be conducted on National Forest System Lands shall not extend beyond the term of the Forest Service Permits, as they may be extended or reissued from time to time. Tenant shall make such applications and renewals and otherwise use its best efforts to continue the term of the Forest Service Permits at least to the Term of the Lease, and Landlord shall cooperate as may be required by U.S. Department of Agriculture, Forest Service applicable rules, regulations and policies. Nothing in this Lease shall be construed to obligate the United States in any way beyond the term of the Forest Service Permits existing from time to time.

11.4 Additional Obligations of Tenant to the United States. As the controlling party in possession and operator of the improvements on the National Forest System Lands:

(a) Tenant shall include the United States as an additional named insured under the insurance policies it is required to maintain under the Lease;

(b) With respect to the National Forest System Lands, Tenant shall indemnify the United States, for any and all injury, loss or damage, including fire suppression costs, the United States may suffer as a result of claims, demands, losses, or judgments caused by Tenant’s use or occupancy;

(c) Tenant acknowledges and agrees that, notwithstanding provisions of the Lease to the contrary, the Forest Service Permits and consents given pursuant thereto, are not assignable and may not be transferred except pursuant to U.S. Department of Agriculture, Forest Service applicable rules, regulations and policies.

11.5 Forest Service Master Plan. Underlying the Forest Service Permits is the Forest Service Master Plan. Tenant agrees that all Resort Operations shall at all times be conducted in conformance with the Forest Service Master Plan and that no expansion, contraction or other modification shall be made to the boundaries covered by the Forest Service Master Plan without the prior approval of Landlord and of the United States, which approvals shall be in their sole and absolute discretion. Tenant shall have the right to facilitate changes to the Forest Service Master Plan consented to by the United States without the consent or approval of Landlord, if such changes do not include the expansion, contraction or other modification to the boundaries covered by the Forest Service Permits. Furthermore, Tenant agrees that it shall have the obligation to propose revisions, updates or replacements of the Forest Service Master Plan as required by the United States applicable rules, regulations and policies and when required in accordance with Tenant’s planning for the development of the Winter Park Resort. Subject to the requirement that no expansion, contraction or other modification be made to the boundaries covered by the Forest Service Master Plan without the prior discretionary approval of Landlord and the United States, upon the request and at the expense of Tenant, Landlord shall cooperate in a reasonable manner with respect to other changes proposed by Tenant to the Forest Service Permits and in connection with Tenant’s revising, updating or replacing the Forest Service Master Plan. Tenant shall promptly deliver to Landlord a copy of all changes made to the Forest Service Master Plan.

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ARTICLE XII

CONDITIONS TO EFFECTIVENESS

12.1 Conditions. The effectiveness of this Agreement against any Party shall be subject to the satisfaction or waiver, on or before December 31, 2002, of the conditions set forth in Section 12.1, and if such conditions are not timely waived or satisfied then this Agreement shall not become effective and neither Party shall have any rights or obligations hereunder:

(a) Execution and Delivery of Transaction Documents. The execution of all documents and the doing of everything to be done pursuant to the terms of this Agreement on or before the Effective Date, including without limitation execution and delivery of the Option Agreement, the Additional Consideration Agreement, the Parent Guaranty, and the agreements assigning or licensing assets and assuming liabilities.

(b) Legal Opinions.

(i) Jacobs Chase Frick Kleinkopf & Kelley, LLC, legal counsel to Tenant, shall have delivered its opinion in form and substance satisfactory to the Landlord and the City.

(ii) Canadian legal counsel to Tenant shall have delivered its opinion in form and substance satisfactory to Landlord, addressed to the Landlord and the City, stating that the Parent Guaranty is the valid, binding and enforceable obligation of Intrawest Corporation, enforceable in accordance with its terms, subject only to standard defenses of a nature as would apply under Colorado law.

(iii) Ireland, Stapleton, Pryor & Pascoe, P.C., legal counsel to the Landlord and the City, shall have delivered its opinion in form and substance satisfactory to the Tenant and Tenant’s affiliates.

(c) Payments. Tenant shall have delivered to Landlord, by wire transfer or certified check, the initial payment required under Section 5.1(a) and Intrawest Holdings shall have delivered the initial Required Quarterly Payment required to be paid pursuant to the Additional Consideration Agreement.

(d) Leasehold Title Policy. Tenant shall have received the Leasehold Title Policy or a written agreement from the Title Company acknowledging that all requirements for the issuance of the Leasehold Title Policy (other than the payment of the premium) have been satisfied and committing to issue the Leasehold Title Policy, which Leasehold Title Policy shall include no exceptions to title to the Real Property that are unacceptable to Tenant in its reasonable judgment.

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(e) Evidence of Corporate Authorization.

(i) Landlord Authorization. Tenant shall have received a copy of resolutions duly adopted by the members (if any) and board of directors of Landlord authorizing the execution and delivery of this Agreement, the First Loan Documents, the other documents described in this Section 12.1, and any other related documents by Landlord and the consummation of the transactions herein and therein contemplated to be consummated by Landlord, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Landlord; and

(ii) Tenant Authorization. Landlord shall have received a copy of resolutions duly adopted by the board of directors of Tenant authorizing the execution and delivery of this Agreement by Tenant and the related documents to which Tenant is a party and the consummation of the transactions herein and therein contemplated to be consummated by Tenant, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Tenant.

(iii) Intrawest Corporation and Intrawest Holdings Authorizations. Landlord shall have received a copy of resolutions duly adopted by the board of directors of Intrawest Corporation authorizing the execution and delivery of the Parent Guaranty, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Intrawest Corporation. Landlord shall have received a copy of resolutions duly adopted by the board of directors of Intrawest Holdings authorizing the execution and delivery of the Additional Consideration Agreement, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Intrawest Holdings.

(iv) City Authorization. The City shall have duly adopted an ordinance approving an agreement between Landlord and the City that approves the execution by Landlord of this Agreement and the other documents related hereto.

(f) Tenant shall have approved the terms of the First Loan Documents (together with any terms relating to prepayment or refinancing of any existing indebtedness of Landlord) and Landlord shall have executed, had acknowledged, and delivered to the initial Agreed-Upon Indebtedness Lender the First Loan Documents, provided that the First Loan Documents are consistent with Article X above.

(g) Tenant shall have received an assignment of any and all rights (including without limitation any rights of first refusal, rights of first offer, non-compete rights or other rights or options) that Hines Interests Limited Partnership or any of its affiliates may have with respect to the Leased Assets or the Developable Land (as defined in the Option Agreement), in form and substance satisfactory to both Landlord and Tenant; and Landlord shall have consented to such assignment, and Landlord and Tenant shall have agreed to terminate all such assigned rights and assumed obligations.

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(h) The Forest Service Permits and approvals thereunder shall be issued by the United States in a manner that is satisfactory to Tenant and Landlord.

(i) No governmental agency shall have brought or threatened to bring any enforcement, injunctive or other action objecting to the transactions represented and contemplated by this Agreement and the transactions will not otherwise result in the violation of any Applicable Law.

(j) Landlord and Tenant shall have received from The Colorado Arlberg Club, a Colorado non-profit corporation, either an amendment or a waiver of any claim that this Agreement or the actions contemplated hereby cause a default under the terms of that certain Lease dated August 28, 1980, as amended, between Landlord as lessee and The Colorado Arlberg Club, as lessor, with such amendment or waiver being in form and substance satisfactoiy to both Landlord and Tenant.

(k) Landlord and Tenant shall have executed a certificate confirming the Effective Date of this Agreement.

(1) Landlord and Tenant shall have obtained all consents, approvals and other assurances as either Party may require so that the consummation of the transactions contemplated by this Agreement will not (i) result in the breach, termination, cancellation, acceleration or suspension of any agreement or contract; or (ii) result in the violation, termination, cancellation, suspension or revocation of any license, permit or consent; in either case resulting in a Material Adverse Effect on Resort Operations or otherwise materially and adversely affecting the ability for Tenant to perform its obligations under this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties of Tenant. Tenant hereby represents and warrants to Landlord that on the Effective Date:

(a) Organization. Tenant is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation.

(b) Authorization. This Agreement has been duly authorized, executed and delivered by Tenant and constitutes a valid, legal and binding agreement, enforceable against Tenant in accordance with its terms, except to the extent that the enforcement of remedies herein provided may be limited under applicable bankruptcy and insolvency laws, public policy and equitable principles.

(c) Approvals and Consents. No approval, consent or withholding of objections is required from any Governmental Authority with respect to the entry into or performance by Tenant of this Agreement, except such as have already been obtained.

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(d) No Violation. Tenant has adequate power and capacity to enter into, and perform its obligations under, this Agreement. The entry into and performance by Tenant of this Agreement will not: (i) violate any judgment, order, law or regulation applicable to Tenant or any provision of Tenant’s certificate of incorporation or bylaws; or (ii) except as otherwise disclosed in writing from Tenant to Landlord, result in any breach of, constitute a default under, or result in the creation of any Encumbrance upon any Leased Asset pursuant to, any indenture, mortgage, deed of trust, bank loan or credit agreement or other contract, agreement or instrument (other than this Agreement) to which Tenant is a party.

(e) No Suits or Proceedings. There are no suits or proceedings pending or, to the knowledge of Tenant (except as Tenant has disclosed in writing to Landlord), threatened in court or before any commission, board or other administrative agency against or affecting Tenant, which will have a Material Adverse Effect.

13.2 Representations and Warranties of Landlord. For purposes of this Section 13.2, the phrase “to the best knowledge of Landlord” means only the actual conscious knowledge of Landlord’s President and CEO, Vice President of Operations, Vice President of Administration, Vice President of Finance, Vice President of Marketing, and Vice President, General Counsel, provided, however, that the individuals who hold such positions shall not be held personally liable for any errors or omissions they may make other than by fraud or willful misconduct. The contents of Exhibits mentioned in this Section 13.2 may be modified on or prior to the Effective Date with the mutual consent of the Parties. Landlord hereby represents and warrants to Tenant that on the Effective Date:

(a) Organization. Landlord is a non-profit corporation duly organized, validly existing and in good standing under the laws of the state of its formation.

(b) Authorization. This Agreement has been duly authorized, executed and delivered by Landlord and constitutes a valid, legal and binding agreement, enforceable against Landlord in accordance with its terms, except to the extent that the enforcement of remedies herein provided may be limited under applicable bankruptcy and insolvency laws, public policy and equitable principles.

(c) Approvals and Consents. No approval, consent or withholdings of objections is required from any Governmental Authority with respect to the entry into or performance by Landlord of this Agreement, except such as have already been obtained.

(d) No Violation. Landlord has adequate power and capacity to enter into, and perform its obligations under, this Agreement. The entry into and performance by Landlord of this Agreement will not: (i) violate any judgment, order, law or regulation applicable to Landlord or any provision of Landlord’s articles of incorporation or bylaws; or (ii) result in any breach of, constitute a default under, or result in the creation of, any Encumbrance upon any Leased Asset pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other contract, agreement or instrument (other than this Agreement) to which Landlord is a party.

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(e) Leasehold Interests. Exhibit S lists by title, date, parties and premises all leases for real property by which Landlord leases any real property from third parties.

(f) Tangible Personal Property. Exhibit U lists by title, date, parties and equipment all material leases (including conditional sales contracts) for motor vehicles, machines, machinery, Lifts, tows, snow grooming equipment, snowmaking equipment, component parts thereof, furniture, fixtures, equipment and all other items of Tangible Personal Property by which Landlord leases (as lessee) any such tangible personal property from third parties. Exhibit J lists all of the material Tangible Personal Property to which Landlord holds title.

(g) Intellectual Property. Exhibit V lists all of the Intellectual Property as of the date of this Agreement, owned or licensed by Landlord.

(h) Intangible Personal Property - Material Permits and Licenses. To the best knowledge of Landlord, Exhibit W lists all of the existing licenses, permits, consents, registrations and filings which, if not obtained, held or made would have a Material Adverse Effect on the Resort Operations or that are necessary for the execution or performance by Tenant of its obligations under this Agreement, including without limitation, the Forest Service Permits, special use permits, tramway registrations, child care licenses, liquor licenses, water permits, underground storage tank registrations, other environmental permits, and FCC permits.

(i) Intangible Personal Property - Material Agreements. Exhibit X lists all of the notes, guarantees, contracts and other agreements involving a present or future liability of at least ten thousand dollars ($10,000) to which Landlord is a party by title, date, and parties. To the best knowledge of Landlord, there are no other contracts (written or oral) involving a present or future liability of at least ten thousand dollars ($10,000) concerning the operation of Winter Park Resort that are not identified on Exhibit X. Exhibit T lists by title, date, parties and premises all leases for real property by which Landlord leases any real property to third parties.

(j) No Undisclosed Litigation or Arbitration. Except as set forth in a separate written disclosure previously delivered by Landlord to Tenant, there is no action, arbitration, claim, dispute, suit, inquiry, proceeding or investigation by or before any court, governmental agency or commission, or arbitration panel pending or, to Landlord’s knowledge as of the date of this Agreement, threatened (except as set forth in incident reports maintained by Landlord in the ordinary course of business to which Tenant has been given access by Landlord), against Landlord. Landlord is not subject to any judgment, order or decree entered in any lawsuit or proceeding that has not yet been satisfied or which is a continuing obligation of Landlord.

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(k) Compliance with Law. Landlord has not received written notice and, to the best knowledge of Landlord, there has been no assertion of any violation of law with respect to the Winter Park Resort.

(l) Current Assets and Current Liabilities. Exhibit Y lists all material Current Assets and all Current Liabilities with respect to the Winter Park Resort as of July 6, 2002.

(m) Compliance with ERISA. All payments to the Pension Benefit Guaranty Corporation with respect to the employee benefit pension plans have been paid, and, to the best knowledge of Landlord, all Employee Benefit Plans comply in all material respects to the requirements of ERISA and also are in compliance, in all material respects, with the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereafter. Each Employee Benefit Plan has been administered in accordance with the terms of the governing plan documents and has been maintained in all material respects, in form and in operation, in accordance with Applicable Laws, including the qualification requirements set forth in Section 401(a) of the Internal Revenue Code, as applicable. With respect to the form of the Pension Plan, Tenant acknowledges that the Pension Plan is currently under review by the Internal Revenue Service in connection with the plan’s request for a favorable determination letter and that the Internal Revenue Service may request additional amendments to the Plan as a condition to the Plan’s qualification. The Landlord has made all required contributions within the time period prescribed by Applicable Laws to each Employee Benefit Plan. To the best knowledge of the Landlord, there are no claims, either asserted or unasserted, against any Employee Benefit Plan by either a participant or government authority, or any breaches of any fiduciary duty or prohibited transactions that could potentially trigger liability on the part of the plan, the plan sponsor or the plan administrator or disqualify an Employee Benefit Plan, or cause “tax-qualified” benefits under an Employee Benefit Plan to become taxable.

(n) Labor Matters. (i) There are no union contracts or collective bargaining agreements applicable to any employee of Landlord; (ii) there is no unfair labor practice complaint against Landlord pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Landlord’s knowledge, threatened, against Landlord; and (iv) there is no current union representation question pending with respect to the employees of Landlord.

(o) Environmental Matters.

(i) Landlord has not received any written (or, to Landlord’s best knowledge, oral) notice, report or other information from any governmental agency or any environmental consultant regarding any actual or alleged violation of any Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or to any of the Leased Assets arising under any Environmental, Health and Safety Requirements.

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(ii) Landlord has delivered to Tenant true and correct copies of all Phase I Environmental Assessment Reports with respect to the Winter Park Resort of which it has knowledge.

(p) Water Rights. To the best of its knowledge, Landlord has not abandoned any of its Water Rights. Upon execution of this Agreement, Landlord shall produce the original stock certificates for the shares it owns in Clinton Ditch, and a notation shall be made on the face of such shares that they are subject to this Agreement. Landlord shall notify the Clinton Ditch of the leasehold interests of Tenant in said shares.

(q) No Brokers or Finders. Landlord has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(r) No Federal Income Taxes. All Federal income taxes of Landlord that are due and payable as of the Effective Date have been paid.

ARTICLE XIV

DAMAGE, DESTRUCTION OR DEPRIVATION OF USE; EMINENT DOMAIN

14.1 Damage or Destruction of the Leased Assets.

(a) If the Improvements shall be destroyed or damaged in whole or in part by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give to Landlord prompt notice thereof. If Tenant does not have the right (because the damage does not constitute Major Damage) or otherwise elects not to exercise its right to terminate this Agreement pursuant to Section 14.1(b), then Tenant shall promptly repair, alter, restore, replace and rebuild the same at least to the extent of the value and the character of the Improvements existing immediately prior to such occurrence, but Tenant shall have no obligation to expend sums in excess of (i) any proceeds of insurance actually received by Tenant, (ii) if Tenant fails to carry any insurance it is required to carry under Article IX of this Agreement, the dollar equivalent of the proceeds of insurance that Tenant would have received if it had carried all such insurance required under said Article IX, (iii) deductibles and co-payment amounts under any insurance policies, (iv) the Required Annual Capital Maintenance Amount for each Fiscal Year, and (v) the capital expenditures that Tenant is required to make from time to time under Section 5.3(c) of this Agreement. Landlord shall in no event be called upon to repair, alter, replace, restore, or rebuild such Improvements, or any portion thereof, nor to pay any of the costs or expenses thereof; provided that any insurance proceeds paid to Landlord in connection therewith shall be made available by Landlord to Tenant.

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(b) In the event of Major Damage, Tenant may elect to terminate this Lease effective as of the date of such Major Damage by written notice to Landlord given within ninety (90) days after the date of such Major Damage. The phrase “Major Damage” shall mean any damage or destruction to the Improvements to the extent that it materially and adversely affects the practical ability for Tenant to resume operations of the Winter Park Resort on a commercially reasonable basis, taking into account all factors, including Tenant’s obligations under this Agreement, within three (3) years after the casualty event.

14.2 Eminent Domain. If so much of the Leased Assets shall be taken by right of eminent domain so as to materially and adversely affect the practical ability of Tenant to operate the Winter Park Resort as a resort area on a commercially reasonable basis, taking into account all factors, including Tenant’s obligations under this Agreement, then Tenant may elect to terminate this Lease effective as of the date of such taking by written notice to Landlord given within ninety (90) days after the date of such taking. As used herein, “taking by right of eminent domain” includes any condemnation or any conveyance in lieu of or under threat of any taking. If Leased Assets shall be taken by right of eminent domain but not so as to materially and adversely affect the practical ability of the Winter Park Resort to operate as a resort area on a commercially reasonable basis taking into account all factors, then the proceeds of such taking shall be paid to Landlord and Tenant, as their interests may appear.

14.3 Right to Terminate Due to Inadequate Snowfall. If, either for three (3) consecutive years or for five (5) years in any consecutive seven (7) year period, Tenant reasonably determines that, inadequate snowfall materially and adversely affects the practical ability of the Tenant to operate Winter Park Resort on a commercially reasonable basis, and, as a result, Tenant actually causes Winter Park Resort to be closed for the business of snowsliding for at least sixty (60) days during each such ski season (which for these purposes shall be deemed to be the period from Thanksgiving Day through Easter Day), then Tenant may elect to terminate this Agreement by giving written notice to Landlord (which termination shall be effective as of the date of such notice) within ninety (90) days after the last day of the ski season that gave rise to Tenant’s right to terminate.

14.4 Effect of Termination. In the event of termination of this Agreement pursuant to Section 14.1, 14.2 or 14.3, in addition to the provisions of Article XVII of this Agreement, Tenant shall surrender to Landlord the Leased Assets and all interest therein under this Agreement, and Landlord may re-enter and take possession of the Leased Assets and remove Tenant therefrom. Tenant shall make all Rental Payments hereunder, duly apportioned as of the date of such termination of this Agreement, and Landlord and Tenant shall be discharged from all obligations arising hereunder after the date of such termination. In the event of any such termination, any awards, compensation or insurance payments on account of such damage, destruction, deprivation of use or condemnation shall be assigned by Tenant to Landlord. Landlord and Tenant agree to take such actions and execute such documents as are reasonably necessary in the event of termination of this Agreement pursuant to Section 14.1,14.2 or 14.3.

14.5 No Abatem ent if Lease Is Not Terminated. In the event of any damage, destruction, deprivation of use or taking that does not result in the termination of this Agreement pursuant to Section 14.1, 14.2 or 14.3, there shall be no reduction, change or abatement of any payment payable by or on the part of Tenant hereunder or in the method of computing, accounting for, or paying the same, and in no event shall there be any reduction, change or abatement of any payment hereunder on the condition that all proceeds of any insurance or any condemnation proceeds pertaining to such damage, destruction, deprivation of use or taking shall be paid to or for the account of Tenant.

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ARTICLE XV

DEFAULT AND REMEDIES

15.1 Default by Tenant. The occurrence or existence of any one or more of the following events or circumstances shall constitute an Event of Default hereunder by Tenant and, subject to the provisions hereof and the rights of an Agreed-Upon Indebtedness Lender, shall give rise to the right of Landlord, by notice to Tenant, to exercise its remedies in accordance with Section 15.2:

(a) Tenant fails to pay when due any Required Interest Payments, and from and after October 1, 2012, any Required Quarterly Payments or, from and after September 30, 2013, any Revenue-Based Annual Payment, and does not cure such failure within five (5) business days after Landlord shall have given to Tenant written notice specifying such failure;

(b) Tenant fails in any material respect to perform or observe any of the material covenants or conditions to be performed or observed by Tenant under this Agreement or any of the related documents hereto so as to have a Material Adverse Effect on Landlord, and Tenant does not cure such failure within thirty (30) days after Landlord shall have given to Tenant written notice specifying such failure (or within such period, if any, as may be reasonably required to cure such failure if it is of such nature that it cannot be cured within such period, on the condition that Tenant commences to cure such default within such period and proceeds with reasonable diligence thereafter to cure such default fully);

(c) Intrawest Development Corp. or its successor or assignee is in default of the Option Agreement and all opportunities to cure the same have expired by the terms of such agreement;

(d) Tenant shall become insolvent (as such term is defined under Section 101 of the Federal Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Federal Bankruptcy Code”), or any successor statute thereto); or shall fail to pay its debts generally as they mature; or shall seek the benefit of any present or future federal or state insolvency statute; or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property; or an order for relief shall be entered by or against Tenant under any chapter of the Federal Bankruptcy Code and shall not be dismissed or stayed within sixty (60) days after the entering of the order of appointment of receiver or trustee;

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(e) By order or decree of a court, Tenant shall be adjudged a debtor or bankrupt, or an order shall be made approving a petition filed by any of its creditors or by any of its stockholders, seeking its reorganization or the readjustment of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or any state, and such adjudication, order or decree shall not be stayed or vacated within sixty (60) days of its issuance;

(f) A petition under any chapter of the Federal Bankruptcy Code or an action under any federal or state insolvency law or statute shall be filed against Tenant and shall not be dismissed or stayed within sixty (60) days after the filing thereof;

(g) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer, a receiver, trustee, custodian, liquidator or other similar official shall take possession or control of the Leased Assets or all or substantially all of the property of Tenant, and such possession or control shall continue in effect for a period of sixty (60) days;

(h) Except in conjunction with a permitted assignment pursuant to Section 16.2, Tenant shall become a Person in legal dissolution, liquidation or otherwise in termination;

(i) Except in conjunction with a permitted assignment pursuant to Section 16.2, the leasehold, license or other interest of or rights of Tenant hereunder shall be transferred to, pass to, or devolve upon, by operation of law or otherwise, any other person, firm, corporation or other entity, by, in connection with, or as a result of, any bankruptcy, insolvency, trusteeship, liquidation or other proceeding or occurrence;

(j) Except in conjunction with a permitted assignment pursuant to Section 16.2, Tenant shall become a merged corporation in a merger or a constituent corporation in a consolidation subsequent to which the surviving corporation does not comply with the requirements of an approved assignee or otherwise transfers its interest under this Agreement without the prior written consent of the Landlord if such consent is required;

(k) Intrawest Corporation, Tenant or any of Tenant’s subsidiaries, or any of their respective executive officers and directors, shall be or have been convicted of a felony or misdemeanor, in either case which involves dishonesty, misrepresentation, fraud, deceit, misappropriation or theft, and any such Person shall not have been removed from his position within ninety (90) days after Tenant or Intrawest Corporation has actual knowledge of the fact of such conviction;

(1) Tenant knowingly permits any Person to use for any illegal purpose any portion of the Leased Assets;

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(m) Unless otherwise contemplated in this Agreement because of casualty or condemnation or lack of snowfall, Tenant shall cease to occupy or use a material portion of the Leased Assets, or shall otherwise cease to operate with Winter Park Resort as a resort as contemplated by this Agreement, for a continuous period of six (6) consecutive months or longer or for eight (8) months in any consecutive twelve (12) month period; or

(n) Any representation or warranty of Tenant contained in this Agreement was false or incorrect in any material respect as of the date of such representation or warranty so as to have a Material Adverse Effect on Landlord.

15.2 Remedies of Landlord. If Tenant shall default under this Agreement as set forth in Section 15.1 above, Landlord shall have the following rights and remedies, in addition to all other rights and remedies at law or equity, and none of the following, regardless of whether exercised by Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or equity:

(a) Landlord shall have the right to terminate this Agreement by giving Tenant notice in writing at any time. No act by or on behalf of Landlord, such as entry onto, or repossession of, the Leased Assets by Landlord to perform maintenance and repairs and efforts to relet the Leased Assets, other than giving Tenant written notice of termination, shall terminate this Agreement. If Landlord gives such notice of termination, this Agreement and the Term hereof as well as the right, title and interest of Tenant under this Agreement shall wholly cease and expire in the same manner and with the same force and effect on the date specified in such notice as if such date were the expiration date of the Term without the necessity of re-entry or any other act on Landlord’s part (provided, however, Landlord may elect to exclude Tenant from the Leased Assets and enter into or repossess the Leased Assets, in all manner and methods allowable by law without liability by reason of such exclusion, entry or repossession), and without discharging any of Tenant’s obligations under this Agreement.

(b) In any calculation of actual damages payable to Landlord that is determined, in whole or in part, on the present value of future net Rental Payments, then, notwithstanding the fact that Rental Payments after the tenth Fiscal Year are based on a formula, Tenant and Landlord stipulate that in determining the present value of such future net Rental Payments, the parties shall make the conclusive presumption that Gross Revenue and Cash Flow for Annual Payment for the remaining Term would have been the same as the average of Gross Revenue and the average of Cash Flow for Annual Payment for the most recent five (5) Fiscal Years prior to the Event of Default, in each case annually increased over the balance of the Term at a reasonable rate of inflation, with the aggregate result discounted to a present value using a reasonable discount rate. Tenant shall be entitled to a reduction in the actual damages determined according to the foregoing provisions of this paragraph, which reduction shall be equal to the present value of any rent and other sums that Landlord can be reasonably expected to receive upon reletting the Leased Assets, whether or not Landlord actually attempts to relet the Leased Assets. Notwithstanding that Landlord shall have no obligation to relet the Leased Assets, Landlord shall otherwise be required to mitigate damages arising out of any Event of Default. If any law shall limit the amount of such damages to less than the amount agreed to herein, Landlord shall be entitled to the maximum amount allowable under such law. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, that unpaid rent accrued prior to termination of this Agreement.

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(c) Landlord may, without demand or notice, re-enter and take possession of the Leased Assets or any part thereof, expel Tenant and those claiming through or under Tenant, and remove the effects of any and all such Persons without being deemed guilty of any manner of trespass, without prejudice to any remedies for arrears of Rental Payments or preceding breach of covenants and without terminating this Agreement or otherwise relieving Tenant of any obligation hereunder. Should Landlord elect to re-enter as provided in this paragraph, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Agreement, relet the Leased Assets or any part thereof for such term or terms and at such rental or rentals, and upon such other conditions as Landlord may in its absolute discretion deem advisable, with the right to make alterations and repairs to the Leased Assets. No such re-entry, repossession or reletting of the Leased Assets by Landlord shall be construed as an election on Landlord’s part to terminate this Agreement unless a written notice of termination is given to Tenant by Landlord. No such re-entry, repossession or reletting of the Leased Assets shall relieve Tenant of its liability and obligation under this Agreement, all of which shall survive such re-entry, repossession or reletting.

(d) If Tenant shall default in making any payment required to be made by Tenant (other than payments due to Landlord under this Agreement) or shall default in performing any other obligations of Tenant under this Agreement, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord shall be repaid by Tenant to Landlord on demand. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default, nor shall it affect any other right or remedy of Landlord by reason of such default.

(e) From time to time, take whatever action at law or in equity appears necessary or desirable to collect the Rental Payments and any other amounts payable by Tenant hereunder then due and thereafter to become due, and to enforce the performance and observance of any obligation, agreement or covenant of Tenant under this Agreement. Any suit or suits for the recovery of any such deficiency or damages, or a sum equal to any rent or additional amounts payable hereunder, may be brought by Landlord, from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date upon which this Agreement would have expired by limitation. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, and without regard to whether this Agreement has been terminated, Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable attorneys’ fees, with respect to any successful lawsuit or successful action instituted or taken by Landlord to enforce any of the provisions of this Agreement. Landlord expressly waives all claims to consequential, exemplary or punitive damages. Tenant’s liability shall survive the institution of summary proceedings and the issuance of any warrant hereunder.

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(f) It is understood and agreed that, unless specifically waived in this Agreement, the remedies set forth in this Agreement shall be in addition to all other remedies which are or may be available to Landlord, as the case may be, at law or in equity. All the remedies herein given to Landlord and all rights and remedies given to Landlord by law shall be cumulative and concurrent. No termination of this Agreement or the taking or recovering of the Leased Assets shall deprive Landlord of any of its remedies or actions against Tenant for Rental Payments due for damages or for the breach of any covenant herein, nor shall the bringing of any action for Rental Payments due or breach of any covenant, or the resorting to any other remedy herein provided for the recovery of Rental Payments due be construed as a waiver of the right to obtain possession of the Leased Assets.

(g) As used in this Agreement the terms “re-enter,” “re-entry,” “take possession,” “repossess” and “repossession” are not restricted to their technical legal meanings.

15.3 Default by Landlord.

(a) The occurrence or existence of any one or more of the following events or circumstances shall constitute an Event of Default hereunder by Landlord and, subject to the provisions hereof, shall give rise to the right of Tenant, by notice to Landlord, to exercise its remedies in accordance with Section 15.4:

(i) If Landlord has breached any representation or warranty contained in this Agreement or any of the documents related hereto so as to have a Material Adverse Effect upon Tenant; or

(ii) If Landlord has breached any covenant contained in this Agreement or any of the documents related hereto in any material respect so as to have a Material Adverse Effect upon Tenant and such breach has continued without cure for a period of thirty (30) days after the notice of breach.

(b) The occurrence or existence of any one or more of the following events or circumstances shall constitute an Event of Default hereunder by Landlord and, subject to the provisions hereof, shall give rise to the right of Tenant, by notice to Landlord, to terminate this Agreement, in addition to all other rights that Tenant may exercise in accordance with Section 15.4:

(i) Landlord shall become insolvent (as such term is defined under Section 101 of the Federal Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Federal Bankruptcy Code”), or any successor statute thereto); or shall fail to pay its debts generally as they mature; or shall seek the benefit of any present or future federal or state insolvency statute; or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property; or an order for relief shall be entered by or against Landlord under any chapter of the Federal Bankruptcy Code and shall not be dismissed or stayed within sixty (60) days after the entering of the order of appointment of receiver or trustee;

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(ii) By order or decree of a court, Landlord shall be adjudged a debtor or bankrupt, or an order shall be made approving a petition filed by any of its creditors or by any of its stockholders, seeking its reorganization or the readjustment of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or any state, and such adjudication, order or decree shall not be stayed or vacated within sixty (60) days of its issuance;

(iii) A petition under any chapter of the Federal Bankruptcy Code or an action under any federal or state insolvency law or statute shall be filed against Landlord and shall not be dismissed or stayed within sixty (60) days after the filing thereof; or

(iv) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer, a receiver, trustee, custodian, liquidator or other similar official shall take possession or control of the Leased Assets or all or substantially all of the property of Landlord, and such possession or control shall continue in effect for a period of sixty (60) days.

15.4 Remedies of Tenant.

(a) Upon an Event of Default under subparagraph (a) of Section 15.3 above that remains uncured by Landlord, then Tenant shall have the right to seek such remedies as may exist in equity and, in addition, shall have the right to the recovery of such damages as may exist at law, provided, however, that Tenant expressly waives all claims to consequential, exemplary or punitive damages. In addition to the foregoing, and without regard to whether this Agreement has been terminated, Landlord shall pay to Tenant all costs incurred by Tenant, including reasonable attorneys’ fees, with respect to any successful lawsuit or successful action instituted or taken by Tenant to enforce any of the provisions of this Agreement. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Agreement upon an Event of Default as described above in subparagraph (a) of Section 15.3, and the obligations of Tenant under this Agreement shall continue unabated.

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(b) Upon an Event of Default under subparagraph (b) of Section 15.3 above that remains uncured by Landlord, then Tenant shall have the right to seek such remedies and damages as may exist at law or in equity, provided, however, that Tenant expressly waives all claims to consequential, exemplary or punitive damages. In addition to the foregoing, and without regard to whether this Agreement has been terminated, Landlord shall pay to Tenant all costs incurred by Tenant, including reasonable attorneys’ fees, with respect to any successful lawsuit or successful action instituted or taken by Tenant to enforce any of the provisions of this Agreement. Included within the foregoing remedies, Tenant shall have the right to terminate this Agreement upon an Event of Default as described above in subparagraph (b) of Section 15.3.

15.5 No Implied Surrender or Waiver. The failure of Landlord or Tenant to seek redress for the other Party’s default under, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a default by Tenant or Landlord, from having all the force and effect of an original default by Tenant or Landlord. If it should be necessary or proper for a Party to bring any action under this Agreement or to place this Agreement with any attorney for the enforcement of any of such Party’s rights hereunder, then the prevailing Party agrees to pay to the other Party’s reasonable attorneys’ fees and all expenses and court costs. The acceptance by Landlord of payment for any period or periods after a violation or Event of Default of any of the terms, conditions and covenants of this Agreement shall not constitute a waiver or diminution of, nor create any limitation upon, any right of Landlord pursuant to this Agreement to terminate this Agreement for subsequent violation or Event of Default, or for continuation or repetition of the original violation or Event of Default.

15.6 No Default Resulting from Certain Failures. This Agreement contains certain references to (a) the desire of Landlord and Tenant for Winter Park Resort to be economically viable on a stand-alone basis upon expiration of the Term, and (b) Tenant investing resources to improve (or at least maintain) Winter Park Resort’s competitive position (and reputation). Those references are statements of the Parties’ desires and intentions (the “Stated Intentions”). The parties acknowledge that achievement of the Stated Intentions depends on a multitude of factors, some of which are beyond the control of Tenant. For that reason, the inability or failure of Winter Park Resort to achieve the Stated Intentions shall not imply that Tenant has failed to act in a manner consistent with sound business practices or high quality industry standards, and the inability or failure of Winter Park Resort to achieve the Stated Intentions itself shall not be a basis for deeming Tenant to be in breach or default under this Agreement.

15.7 Non-Binding Mediation. In the event of a dispute regarding Tenant’s performance of any non-monetary obligation pursuant to this Agreement, Landlord and Tenant will submit the dispute to non-binding mediation pursuant to the rules established for such proceedings by the American Arbitration Association. Both Parties shall include at least one senior-level person with decision-making authority on their teams. If such non-binding mediation is unsuccessful, then Landlord and Tenant will have all rights and remedies that are otherwise available to them under this Agreement.

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ARTICLE XVI

ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

16.1 Consent Required. Except as permitted in Section 16.2 below, Tenant may not voluntarily, by operation of law or otherwise, without Landlord’s prior written consent:

(a) Assign, convey, mortgage, encumber or otherwise transfer all or any part of its interest under this Agreement;

(b) Sublet or grant a license or concession with respect to all or any part of the Leased Assets in a transaction or series of related transactions that (i) including options to renew has a term equal to eighty percent (80%) or more of the useful life of the Leased Asset, or (ii) results in a transfer of title to a material asset for less than fair market value, or (iii) would produce annual gross revenue of more than five percent (5%) of total annual Gross Revenue;

(c) Enter into any agreement with any third party for the operation or management of all or any part of the Winter Park Resort except pursuant to a permitted sublease or license or concession; or

(d) Permit any change in the control of Tenant’s business, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, spin-off or otherwise.

Landlord shall not unreasonably withhold or delay its consent so long as there is pending no Event of Default or circumstance that with the passage of time or giving of notice would be an Event of Default, so long as the granting of such consent will not violate the terms of the Forest Service Permits or applicable United States laws, rules or regulations relating thereto, and so long as the proposed assignee, sublessee or transferee is also an affiliate of the position of the optionee under the Option Agreement (unless otherwise consented by Landlord in its sole and absolute discretion). Whether or not it is unreasonable for the Landlord to withhold its consent shall be based on all of the facts and circumstances, including without limitation the continuing obligations, if any, of Tenant or Intrawest Corporation.

16.2 When Consent Is Not Required.

(a) Notwithstanding anything to the contrary contained in Section 16.1 above, Tenant may, without Landlord’s consent so long as there is pending no Event of Default or circumstance that with the passage of time or giving of notice would be an Event of Default, so long as the granting of such consent will not violate the terms of the Forest Service Permits or applicable United States laws, rules or regulations relating thereto, and so long as the proposed assignee, sublessee or transferee is also an affiliate of the optionee under the Option Agreement (unless otherwise consented by Landlord in its sole and absolute discretion):

(i) Assign all or any portion of its interest under this Agreement;

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(ii) Sublet, license or grant licenses or concessions with respect to all or any portion of the Leased Assets; or

(iii) Permit a change in the control of Tenant’s business;

to (A) a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Tenant, or (B) in conjunction with an amalgamation, consolidation, merger or any other similar corporate reorganization of Tenant or Intrawest Corporation, including, without limitation, a going private transaction of Tenant or Intrawest Corporation (but not including as a “similar corporate reorganization” one in which there is a spin off or split up of a significant part of the business or assets of the Tenant or Intrawest Corporation if following such spin-off or split-up there has been a change of control). Tenant shall also be permitted without Landlord’s consent, so long as there is pending no Event of Default or circumstance that with the passage of time or giving of notice would be an Event of Default and so long as Tenant’s actions will not violate the terms of the Forest Service Permits or applicable United States laws, rules or regulations relating thereto, to make any collateral assignment of the rights of Tenant under this Agreement to any lender or lenders of Tenant. As used in this Section 16.2, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person.

(b) Anything to the contrary in this Article XVI notwithstanding, if Tenant or Intrawest Corporation is a corporation whose voting shares are regularly and publicly traded on a recognized stock exchange, a change of control in Tenant’s or Intrawest Corporation’s business will not require Landlord’s consent as long as the voting shares continue to be so publicly traded, and as long as Landlord receives reasonably satisfactory assurances that Tenant’s business operations from the Leased Assets will not be adversely affected following the change of control.

(c) The provisions of Section 16.1 shall be subject to the applicable provisions of Article X of this Lease upon a foreclosure by the Agreed-Upon Indebtedness Lender of Tenant’s interest in this Lease or a conveyance of such interest in lieu of foreclosure.

16.3 Tenant to Furnish Information. All requests for Landlord’s consent to an assignment, subletting or other transfer under Section 16.1 above shall be in writing and specify in detail reasonably satisfactory to Landlord:

(a) The name, address and telephone number of the proposed assignee, sub-lessee or other transferee and, if it is not an individual, the names of the Persons that own or control the proposed assignee, sub-lessee or transferee;

(b) Details of the prior business experience of the proposed assignee, sub-lessee or other transferee (including experience in the business for which the Leased Assets may be operated pursuant to this Agreement) and the specific terms and conditions of the proposed assignment, subletting or other transfer;

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(c) Bank and other credit references, business reputation references, financial statements and such other information as Landlord may reasonably require to assess the business and financial responsibility and standing of the proposed assignee, sublessee or other transferee; and

(d) Any proposed changes to this Lease, the Option Agreement or the Parent Guaranty.

16.4 No Consideration. Unless, in connection with any assignment or sublease or any other permitted transfer by Tenant, there are changes to this Lease, the Option Agreement, the Additional Consideration Agreement, or the Parent Guaranty, Landlord shall not be entitled to any consideration in connection with any assignment or sublease or any other permitted transfer by Tenant, provided, however, that Tenant shall be responsible for Landlord’s costs as provided in Section 16.6.

16.5 Landlord’s Rights. If Tenant requests Landlord’s consent to an assignment, subletting or other transfer under Section 16.1 above, Landlord shall, within ninety (90) days after its receipt of such request, notify Tenant in writing that:

(a) Landlord grants its consent; or

(b) Landlord refuses to grant its consent, in which event Landlord shall set forth in detail the reasons (if Landlord’s withholding of consent is required by the terms of this Agreement to be reasonable) Landlord refuses to grant its consent.

16.6 Tenant Pays All Costs. Landlord’s consent to an assignment, subletting or other transfer under Section 16.1 above shall be subject to the requirement that all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Tenant within thirty (30) days after invoicing by Landlord with reasonable detail of the costs incurred (whether or not Landlord consents to the proposed assignment, sublease or transfer), if it is within the right of Landlord to withhold consent).

16.7 Continuing Tenant Liability. Notwithstanding any assignment, conveyance, pledge, mortgage, sublease or any other transfer of the Leased Assets or any rights hereunder, Tenant shall remain fully liable for the payment of all amounts due hereunder and fully responsible for all liabilities hereunder and for the performance of all of its other obligations hereunder, unless Tenant is expressly released therefrom pursuant to the terms of the approved assignment, conveyance, pledge, mortgage, sublease or any other transfer of the Leased Assets or any rights hereunder. The provisions of Section 16.7 shall be subject to the applicable provisions of Article X of this Lease upon a foreclosure by the Agreed-Upon Indebtedness Lender of Tenant’s interest in this Lease or a conveyance of such interest in lieu of foreclosure.

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ARTICLE XVII

TERMINATION EVENTS

17.1 Termination Events. Immediately upon termination of this Agreement for any reason, whether upon the normal expiration of the Term or early termination as permitted by the terms of this Agreement by Landlord or Tenant, the following events shall occur (provided, however, that the failure of this Section to provide for a specific event that is otherwise required by the Terms of this Agreement shall not be deemed to waive such other requirement):

(a) Tenant shall pay to Landlord any outstanding financial obligations specified by the terms of this Agreement.

(b) To the extent not previously conveyed, Tenant shall convey to Landlord by special warranty deed, special warranty bill of sale and assignment or vehicle title transfer, as applicable, all real and personal (tangible and intangible) property that does or should constitute Leased Assets under the terms of this Agreement, and shall physically deliver the same to Landlord or its designee.

(c) Tenant shall transfer to Landlord the assets or, if appropriate, stock (at Landlord’s election) of any subsidiary entity of Tenant that holds Real Property, Tangible Personal Property, Intellectual Property, or Personal Property used in the Resort Operations, including without limitation any entity that holds a liquor license.

(d) Tenant shall claim no further interest in the Forest Service Permits or any other governmental licenses or permits (including without limitation liquor licenses) and shall execute such documents as Landlord may reasonably request to assist in effecting the removal of Tenant from (and, if necessary the reissuance to Landlord of) the Forest Service Permits and the transfer of other licenses and permits to Landlord or its designee.

(e) Tenant shall deliver to Landlord or its designee all books and records in the possession or under the control of Tenant relating to the Winter Park Resort, including without limitation financial records, contracts, incident reports, maintenance logs, depreciation schedules and engineering reports. To the extent that a specialized resource such as a proprietary computer program is required in order to view, copy or use such books and records, Tenant shall license the same to Landlord at no cost.

(f) Tenant shall permit all employees who work on a regular basis at least seventy-five percent (75%) of their time at the Winter Park Resort to be employed by Landlord or its designee, without condition or penalty.

(g) Landlord or its designee approved by the Agreed-Upon Indebtedness Lender shall cause Tenant and Intrawest Corporation to be released from any liability for the Agreed-Upon Indebtedness.

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(h) Tenant shall deliver to Landlord all cash or cash equivalents that represent the unexpended portion of the Required Annual Capital Maintenance Amount, provided, however, that all other cash assets shall remain the property of Tenant.

(i) Upon the expiration of the Term or other termination of this Lease, Tenant shall peaceably quit and surrender the Leased Assets to Landlord in good order, condition and repair, ordinary wear and tear and Landlord’s own acts of taking possession excepted, so that Landlord can repossess the Leased Assets no later than 5:00 p.m., MDT, of the day upon which this Agreement expires, without further notice. The Leased Assets shall be surrendered free and clear of any and all liens, encumbrances or charges, other than those that exist as of the Effective Date and as otherwise authorized or provided in this Agreement. Tenant expressly waives any notice to vacate at the expiration or other termination of this Agreement.

(j) If Tenant retains all or any material portion of the Leased Assets after the termination of this Agreement by lapse of time or otherwise, and continues to hold such Leased Assets for ten (10) days after receiving written notice from Landlord, such holding over shall constitute a tenancy at sufferance with respect to such retained portion, terminable by Landlord at any time upon notice to Tenant thereof, at a rental equal to a multiple of two times (2x) the rental rates described in Section 5.1(d) hereof paid by Tenant applicable in the Fiscal Year prior to the termination hereof. All other provisions of this Agreement shall remain in full force and effect during such holding over period.

17.2 Option. Tenant hereby grants to Landlord an option to purchase and, if Landlord exercises such option in accordance with this Section 17.2, agrees to sell, transfer, convey, assign and deliver to Landlord, and Landlord shall have the right to purchase and acquire from Tenant pursuant to such option, the Business Acquisition Property, subject to the following terms and conditions:

(a) Landlord may exercise such option only during the Business Acquisition Term.

(b) Landlord may exercise such option, if at all, only by one or more written notices to Tenant (each an “Exercise Notice”) from time to time during the Business Acquisition Term. Each Exercise Notice shall identify (i) the item or items of Business Acquisition Property for which the option is being exercised, (ii) the date (the “Closing Date”) for the consummation of the sale, transfer, conveyance, assignment and/or delivery of such Business Acquisition Property by Tenant to Landlord (the “Closing”), which date shall be not less than thirty (30) days after the date Landlord delivers such Exercise Notice to Tenant nor later than the twelve (12) months (if this Lease expires by the passage of time) or not later than eighteen (18) months (if this Lease terminates for any reason other than the passage of time) after the expiration or other termination of this Agreement, and (iii) the location of the Closing, which shall be within Grand County or Denver County, Colorado. Each Exercise Notice may exercise Landlord’s option under this Section 17.2 with respect to one, some or all of the Business Acquisition Property, and the delivery of an Exercise Notice with respect to any Business Acquisition Property shall not prevent Landlord from subsequently exercising such option with respect to any or all of the remaining Business Acquisition Property at any time during the Business Acquisition Term.

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(c) Landlord expressly acknowledges that Tenant shall have the unqualified right to sell, transfer, convey, assign any businesses, assets or real or personal property (including without limitation any business, asset or real or personal property which is, or may become, Business Acquisition Property), free and clear of Landlord’s option under this Section 17.2 and without any obligation to obtain Landlord’s consent or approval or to communicate in any way with Landlord with respect to such sale, transfer, conveyance or assignment, at any time before Landlord delivers an Exercise Notice with respect to any such business, asset or real or personal property constituting Business Acquisition Property. The option granted to Landlord under this Section 17.2 shall not constitute an interest in real property but shall constitute a contractual obligation of Tenant to Landlord. Such option shall not encumber, and shall not run with the land comprising, the Leased Assets, the Purchased Developable Land or any other real property. Upon Tenant’s request, Landlord shall execute, have acknowledged, and deliver to Tenant or any Person designated by Tenant any waiver, consent, certificate, document or instrument evidencing or confirming the terms of this Section 17.2(c) or any other provisions of this Section 17.2.

(d) If Landlord exercises its option under this Section 17.2, the purchase price for the Business Acquisition Property specified in the Exercise Notice shall be equal to the greater of one dollar ($1) or the Investment Return Deficiency, as determined by the Accountants in their sole and absolute discretion, absent bad faith (the “Purchase Price”). Tenant shall cause the Accountants to deliver to Landlord a certification of the Investment Return Deficiency and the Purchase Price with respect to any item of Business Acquisition Property within sixty (60) days after Tenant receives a written request from Landlord which states (i) a description of the Business Acquisition Property and (ii) a proposed Closing Date. Notwithstanding the foregoing, Landlord shall not be required to pay a Purchase Price that exceeds the fair market value of the Business Acquisition Property. If Landlord and Tenant cannot agree on the amount of the fair market value of the Business Acquisition Property, a duly qualified appraiser selected by the American Arbitration Association at the request and expense of Landlord shall select the fair market value from between that value as claimed by Landlord and that value as claimed by Tenant. Landlord shall pay the Purchase Price to Tenant at the Closing in immediately available funds.

(e) Landlord shall pay all costs and expenses, other than the fees of Tenant’s attorneys and the Accountants, related to the Closing, including without limitation (i) any stamp, excise or other tax payable on the recording of the deed, assignment or other documents transferring title to the Business Acquisition Property, (ii) all recording fees, and (iii) the cost of preparing a commitment for title insurance covering the Business Acquisition Property and the premium for the issuance of such title insurance.

(f) The following charges shall be prorated between Landlord and Tenant, on a daily basis, as of 12:01 a.m., Mountain Time, on the Closing Date: (i) rents, fees and other payments (including advance payments) prepaid or payable to Tenant under any lease, occupancy agreement or license affecting any interest in the Business Acquisition Property; and (ii) any charges customarily apportioned between sellers and buyers of commercial real estate in Colorado.

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(g) At the Closing, Tenant shall convey title to the Business Acquisition Property to Landlord by special warranty deed and special warranty bill of sale and/or assignment, but Tenant shall have the right to list as exceptions to the special warranty in such deed, bill of sale and/or assignment any Encumbrances (other than mortgages, deeds of trust and other monetary liens) that would constitute defects in, or breaches of, such special warranty. Landlord shall take title to, and possession of, the Business Acquisition Property in such condition, and subject to such Encumbrances, as existing of the Closing Date, without any representations or warranties whatsoever, expressed or implied (which representations and warranties Landlord shall be deemed to have waived), except that Tenant shall pay off, discharge and release all mortgages, deeds of trust and other monetary liens affecting the Business Acquisition Property.

(h) Landlord shall have the right, at any time before the delivery of such deed, bill of sale and/or assignment, to terminate the exercise of its option under this Section 17.2 with respect to any Business Acquisition Property.

(i) Tenant shall be subject to specific performance of its obligations under this Section.

ARTICLE XVIII

MISCELLANEOUS

18.1 Landlord - Tenant Relationship. Nothing contained in this Agreement creates any relationship between the parties other than the relationship of lessor and lessee. Whether under the provisions of this Agreement or otherwise, neither Tenant nor any agent, employee, representative, consultant, contractor, or subcontractor of Tenant shall have any power or authority to do any act or thing or to make any contract or agreement which will bind Landlord or the City, nor shall Landlord or the City nor any agent, employee, representative, consultant, contractor or subcontractor of Landlord or the City have any power or authority to do any act or thing or to make any contract or agreement which will bind Tenant. Neither Landlord nor the City shall have any responsibility to Tenant or to any consultant, contractor, subcontractor, supplier, materialmen, workman or other person, firm, or corporation who shall engage in or participate in any design and construction of any Improvements, or additions, alterations, changes or replacements thereto.

18.2 Release. Tenant hereby waives, releases and discharges any and all claims, whether contingent or absolute, whether known or unknown, Tenant or its affiliates might have against all current and prior Trustees and Officers of Landlord arising out of or relating to their actions as Trustees or Officers of Landlord and the operation, maintenance and development of the Winter Park Resort prior to the Effective Date; provided that, with respect to any Officer specifically referenced in Section 13.2 hereof, this release shall be ineffective to the extent of errors or omissions in the representations and warranties contained in such section which are a direct result of fraud or willful misconduct of such Officer.

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18.3 Dollar Value. Unless otherwise specifically provided in this Agreement, amounts specified in dollars shall not be adjusted for inflation or otherwise.

18.4 Captions. The captions and headings appearing in this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

18.5 Partial Invalidity. If for any reason whatsoever, any term, obligation or condition of this Agreement, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then:

(a) Such term, obligation or condition shall be deemed to be independent of the remainder of the Agreement and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Agreement or any part thereof; and

(b) The remainder of the Agreement not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

18.6 Attorneys’ Fees. Notwithstanding anything to the contrary contained in this Agreement, if either Party institutes legal proceedings against the other with respect to the Agreement, or the use, occupancy or condition of the Leased Assets, the nonprevailing party shall pay to the prevailing party an amount equal to all reasonable attorneys’ fees and disbursements and all other reasonable costs and expenses incurred by the prevailing party in connection therewith.

18.7 Waiver of Breach. No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

18.8 Currency. All transactions referred to in this Agreement shall be made in the lawful money of the United States of America. All references to payment in this Agreement include reference to payments by cash, check, wire or electronic funds transfer and other methods of payment made and used from time to time in the United States of America.

18.9 Written Agreement. It is understood and agreed by and between the Parties hereto that this Agreement contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained except for any prior agreement with respect to indemnification. This Agreement may not be modified orally or in any manner other than by written agreement signed by the Parties hereto.

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18.10 Further Assurances. The Parties shall execute, have acknowledged, deliver and/or record from time to time such other appropriate additional or supplemental agreements, certificates and other documents and instruments, and take such other actions as may be necessary to make this Agreement legally effective, binding and enforceable between them and against third Persons and as may otherwise be reasonably required to carry out the intent of this Agreement.

18.11 Notices. Any notice to be given to any party pursuant to any provision of this Agreement shall be in writing, shall be (a) hand-delivered to such party at the address(es) set forth below (or at such other address(es) as may be specified by notice as herein provided), (b) sent by telecopy to the facsimile number for such party listed below (or to such other number as may be specified by notice as herein provided, or (c) sent by FedEx or other nationally recognized overnight courier service to the address of such party; and, if hand-delivered, shall be deemed received when delivered; if sent by facsimile, shall be deemed received upon confirmation of receipt either by telephone or by facsimile; and if sent by FedEx or other nationally-recognized overnight courier service, shall be deemed received one business day after having been deposited with FedEx or such other nationally-recognized overnight courier service if designated for next day delivery, addressed as follows:

To Tenant:	Intrawest/Winter Park Operations Corporation
P.O. Box 5178
325 Lake Dillon Drive, Suite 205
Dillon, Colorado 80436
Facsimile No.: 970-468-1808
Confirmation No.: 970-468-1822

With copies to:	Intrawest Corporation
Suite 800,200 Burrard Street
Vancouver, BC
CANADA V6C 3L6
Attention: Gary L. Raymond
AND
Corporate Secretary
Facsimile No.: (604) 669-0605
Confirmation No.: (604) 669-9777

And to:	Jacobs Chase Frick Kleinkopf & Kelley, LLC
1050 17th Street, Suite 1500
Denver, Colorado 80265
Attention: David D. Kleinkopf and Steven M. Cohen
Facsimile No.: (303) 685-4869
Confirmation No.: (303) 685-4800

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To Landlord:	Winter Park Recreational Association
Attention: President c/o Richard C. Linquanti, Esq.
Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600 Denver, Colorado 80202
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

With copies to:	Denver City Attorney’s Office
1437 Bannock Street, Room 353
Denver, Colorado 80202-5375
Attention: Supervisor, Land Use and Revenue
Facsimile No.: (720) 913-3180
Confirmation No.: (720) 913-3280

And to:	Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600
Denver, Colorado 80206
Attention: Richard C. Linquanti
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

18.12 Governing Law. This Agreement shall be construed and governed by the laws of the State of Colorado and the United States, as applicable. Should any provision of this Agreement and/or its conditions be illegal or not enforced under the laws of said state, it or they shall be considered severable and the Agreement and its conditions shall remain in force and be binding upon the parties hereto as though the said provision had never been included.

18.13 Counterpart Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

18.14 City as Beneficiary. The City is a third party beneficiary of the Landlord’s rights under this Agreement.

18.15 Time of the Essence. Time is of the essence for the performance of all obligations and the taking of all actions provided for in this Agreement.

18.16 Venue. The Parties agree that any litigation brought by either of them that relates to this Lease shall be brought in the state or federal courts in Denver, Colorado.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

LANDLORD:

WINTER PARK RECREATIONAL ASSOCIATION

By:	/s/ Rick Pederson
Name:	Rick Pederson
Title:	President

TENANT:

INTRAWEST/WINTER PARK OPERATIONS CORPORATION

By:	/s/ Gary L. Raymond
Name:	Gary L. Raymond
Title:	President

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STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 20 day of December, 2002, by Rick Pederson as President of Winter Park Recreational Association, a Colorado non-profit corporation.

WITNESS my hand and official seal.
/s/ Sharon Smith
Notary Public

My commission expires: 7-10-04.	[SEAL]

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 20 day of December, 2002 by Gary L. Raymond as President of Intrawest/Winter Park Operations Corporation, a Delaware corporation.

WITNESS my hand and official seal.
/s/ Sharon Smith
Notary Public

My commission expires: 7-10-04.	[SEAL]